EXECUTION VERSION
PURCHASE AND SALE AGREEMENT
among
TEAL NATURAL RESOURCES, LLC,
CASTLEROCK PRODUCTION, LLC
together as Seller
and
SILVERBOW RESOURCES, INC.,
and
SILVERBOW RESOURCES OPERATING, LLC,
as Buyer
dated
October 8, 2021

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LIST OF ANNEXES, EXHIBITS AND SCHEDULES
Annexes
Annex I    Defined Terms
Exhibits
Exhibit A    Leases
Exhibit B    Wells
Exhibit C    Units
Exhibit D    Surface Rights
Exhibit E    Excluded Assets
Exhibit F    Form of Assignment
Exhibit G    Form of Escrow Agreement
Exhibit H    Form of Registration Rights Agreement
Schedules
Schedule 3.06    Allocated Value
Schedule 4.04    Consents
Schedule 4.06    Litigation
Schedule 4.07    Material Contracts
Schedule 4.08    Violation of Laws
Schedule 4.09    Preferential Purchase Rights
Schedule 4.10    Imbalances
Schedule 4.11    Current Commitments
Schedule 4.12    Payout Balances
Schedule 4.16    Non-Consent Operations
Schedule 4.17    Wells
Schedule 4.18    Environment Matters
Schedule 4.19    Permits
Schedule 4.20    Suspense Funds
Schedule 4.21    Leases
Schedule 6.01    Conduct of Business
Schedule 6.03    Credit Support
Schedule 6.04    Insurance
Schedule I-1    Seller’s Knowledge Individuals
Schedule I-2    Certain Permitted Encumbrances

v

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 8th day of October, 2021 (the “Execution Date”), and is among TEAL NATURAL RESOURCES, LLC, a Delaware limited liability company (“Teal”), and CASTLEROCK PRODUCTION, LLC, a Delaware limited liability company (“Castlerock” and together with Teal, “Seller”), and SILVERBOW RESOURCES OPERATING LLC, a Texas limited liability company (“Buyer”) and SILVERBOW RESOURCES, INC., a Delaware corporation (“SilverBow” and together with Buyer, the “Buyer Parties”). Teal, Castlerock, Buyer and SilverBow are referred to in this Agreement each individually as a “Party” and together as the “Parties”.
RECITALS
WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to the Assets (as defined in this Agreement) effective as of the Effective Time (as defined in this Agreement); and
WHEREAS, in connection with such sale and purchase, SilverBow has agreed to issue and contribute shares of SilverBow Common Stock to Buyer in an amount equal to the Stock Consideration (in each case as defined herein).
NOW THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants and agreements contained in this Agreement, the benefits to be derived by each Party pursuant to this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I
DEFINITIONS AND INTERPRETATION
Section 1.01Defined Terms. Capitalized terms used in this Agreement have the meanings set forth in Annex I.
Section 1.02References and Rules of Construction. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The Annexes, Exhibits and Schedules to this Agreement are incorporated in this Agreement as if set forth in full herein and are an integral part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and an Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail. All terms defined in this Agreement will have their defined meanings when used in any Annex, Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant to it, unless otherwise defined therein. Titles appearing at the beginning of any Article, Section, subsection or other subdivision of this Agreement are for convenience only, do not constitute any part of this Agreement, and are to be disregarded in construing the language of this Agreement. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection of this Agreement in which such words occur. The word “or” is disjunctive but not necessarily exclusive, and has the meaning represented by the phrase “and/or.” The word “including” (in its various forms) means

“including without limitation” and the phrase “such as” means “such as without limitation,” and each shall be deemed to be followed by the words “without limiting the foregoing in any respect.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” Examples will not be construed to limit, expressly or by implication, the matter they illustrate. The term “cost” includes expense and the term “expense” includes cost. All references to “$” or “dollars” are deemed references to United States Dollars. Each accounting term not defined in this Agreement will have the meaning given to it under GAAP as applied by Seller. To the extent that this Agreement provides that a document or information was “made available” or otherwise provided to Buyer, it means that such document or information was delivered electronically to Buyer and its Representatives (as that term is defined in the Confidentiality Agreement) or posted to Seller’s electronic dataroom prior to the Execution Date. Pronouns in masculine, feminine or neuter genders are to be construed to state and include any other gender, and words, terms and titles (including terms defined in this Agreement) in the singular form are to be construed to include the plural and vice versa, unless the context otherwise requires. The serial comma is sometimes included and sometimes omitted. Its inclusion or exclusion will not affect the interpretation of any phrase. Reference in this Agreement to any federal, state, local or foreign Law are to be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. References to any date mean such date in Dallas, Texas, and for purposes of calculating the period of time in which any notice or action is to be given or undertaken hereunder, such period will be deemed to begin at 12:01 a.m. on the applicable date in Dallas, Texas. With respect to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”. When calculating the period of time before which, within which, or following which any act is to be done or step to be taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If any period of days referred to in the Agreement would otherwise end on a day that is not a Business Day, then the expiration of such period will be automatically extended until the end of the first succeeding Business Day. Whenever the Parties have agreed that any approval or consent shall not be unreasonably withheld, such phrase includes the Parties’ agreement the approval or consent shall not be unreasonably delayed or conditioned. References to a Person are also to its permitted successor and permitted assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. If Teal or Castlerock, but not both have an interest in one or more Assets subject to or affected by a dispute, agreement, decision or approval that is otherwise required to be resolved, made or given by the Seller under this Agreement, then notwithstanding anything in this Agreement to the contrary, only the Seller having an interest in the affected Asset or Assets will have a right to participate in such dispute or make such agreement or decision or give such approval.
Article II
PURCHASE AND SALE
Section 1.01Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for, effective as of the Effective Time, all of Seller’s right, title and interest in and to the following assets (such right, title and interest in such assets, less and except the Excluded Assets, collectively, the “Assets”):
(a)the oil and gas leases set forth on Exhibit A, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby, including all royalties, overriding royalties net profits interests and all other rights therein and the lands covered thereby or pooled therewith, subject to the terms, conditions, covenants and obligations set forth in such leases or interests or on Exhibit A, and all other interests of Seller of any kind or character in such leases (the “Leases”);
(b)(i) all oil and gas wells (such wells, including the oil and gas wells set forth on Exhibit B, the “Wells”), and (ii) all water, injection and other wells (such wells, including the non-oil and gas wells set forth on Exhibit B, the “Other Wells”), in each case, located on (x) any of the Leases or on any other lease with which any such Lease has been pooled or unitized, whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned or (y) any of the Surface Rights;
(c)all rights and interests in, under or derived from all unitization and pooling agreements or orders in effect with respect to any of the Leases, Wells or Other Wells and the units created thereby (the “Units”, including the Units set forth on Exhibit C);
(d)to the extent that they may be assigned, all Applicable Contracts and all rights thereunder;
(e)to the extent that they may be assigned, all fee interests, surface leases, surface rights, permits, licenses, servitudes, easements and rights-of-way to the extent primarily used or held for use in connection with the ownership or operation of any of the other Assets (collectively, the “Surface Rights”), including the Surface Rights set forth on Exhibit D;
(f)all structures, equipment, machinery, fixtures, vehicles and other personal, moveable and mixed property, operational and nonoperational, known or unknown, located on any of the other Assets and that is primarily used or held for use in connection with such other Assets (collectively, the “Personal Property”), including the SCADA equipment;
(g)all Hydrocarbons in storage or existing in pipelines, plants and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Time and all other Hydrocarbons produced from or allocated to the Wells after the Effective Time;
(h)to the extent that they may be assigned without consent and without any cost or expense to Seller, all tangible geophysical and other tangible seismic and related technical data and information to the extent primarily relating to the other Assets;
(i)all Imbalances relating to the Assets;
(j)to the extent that they may be assigned (with consent, if applicable, but without any cost or expense unless Buyer agrees in writing to pay such cost or expense), all Permits that are primarily used in connection with the ownership or operation of the Assets;
(k)all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, in each case, to the extent attributable to the other Assets (i.e., those items described in the other subsections of this Section 2.01) with respect to periods of time from and after the Effective Time, and (ii) liens and security interests in favor of Seller, whether choate or inchoate, under any Law or Contract, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of any of the other Assets (i.e., those items described in the other subsections of this Section 2.01);
(l)to the extent that they may be assigned (with consent, if applicable, but without any cost or expense unless Buyer agrees in writing to pay such cost or expense), all rights to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, in each case, only to the extent relating to any Assumed Obligations or with respect to which Buyer has an obligation to indemnify Seller;
(m)to the extent that they may be assigned (with consent, if applicable, but without any cost or expense unless Buyer agrees in writing to pay such cost or expense), all intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors, and Third Parties, and rights accruing under applicable statutes of limitation or prescription, in each case, to the extent that they are primarily related or attributable to the Assets;
(n)to the extent that they may be assigned (with consent, if applicable, but without any cost or expense unless Buyer agrees in writing to pay such cost or expense) and to the extent related to the other Assets (i.e., those items described in the other subsections of this Section 2.01), all claims, rights, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs, and expenses (including court costs, expert witness fees, and reasonable attorneys’ fees) in favor of Seller (i) arising from acts, omissions, or events occurring from and after the Effective Time, or (ii) relating to the period prior to the Effective Time to the extent covering, related or attributable to the Assumed Obligations, in each case, excluding items that relate to matters for which Seller is required to provide indemnification to Buyer hereunder; and
(o)all of the files, records, information and data, whether written or electronically stored, to the extent primarily relating to the Assets, in Seller’s possession (but excluding any files, records, information or data to the extent pertaining to the Excluded Assets), including (i) land and title records (including abstracts of title and title opinions), (ii) Applicable Contract files, (iii) operations records, (iv) environmental, production and accounting records, and (v) facility and well records (collectively, “Records”).
Section 1.02Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.
Section 1.03Revenues and Expenses. Subject to the provisions of this Agreement, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and all other income, proceeds, receipts and credits) and shall remain responsible (by payment, or through the adjustments to the Base Purchase Price hereunder) for all Property Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions of this Agreement, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible (by payment, through the adjustments to the Base Purchase Price hereunder or otherwise) for all Property Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time. “Property Expenses” means all operating expenses (including expenses for insurance, bonds and other guarantees) and all capital expenses incurred in the drilling completion, ownership and operation of the Assets and Third Party overhead charged or chargeable to the Assets under the relevant operating agreement or unit agreement, if any, but excluding any Income Taxes, Assets Taxes, Transfer Taxes and any expenses that are typically charged by Seller to the Assets in respect of its overhead (such expenses incurred from and after the Effective Time being addressed by the Base Purchase Price adjustment for overhead in Section 3.02(a)(iv)). Additionally, Property Expenses include any expenses paid by Seller or its Affiliates on behalf of the other joint interest owners with respect of the Assets that are attributable to the Interim Period. After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.03.
Article III
PURCHASE PRICE
Section 1.01Base Purchase Price; Earn-Out Consideration; Deposit.
(a)The purchase price for the Assets will be an amount equal to Seventy Five Million Dollars ($75,000,000.00) (the “Base Purchase Price”), adjusted in accordance with this Agreement (the “Adjusted Purchase Price”). The Base Purchase Price shall be paid as follows: (i) Forty-Five Million Dollars ($45,000,000.00) in cash (the “Cash Consideration”) and (ii) an aggregate number of fully paid and non-assessable shares of SilverBow Common Stock equal to the greater of (x) 1,351,961 shares of SilverBow Common Stock, and (y) the number of such shares equal to Twenty-Five Million Dollars ($25,000,000) divided by the Reference Price (the “Stock Consideration”).
(b)Seller shall be entitled to receive from Buyer the Earn-Out Consideration if and to the extent required by this Section 3.01(b) as additional consideration to Seller hereunder, which shall be paid in accordance with this Section 3.01(b). Subject to the remainder of this Section 3.01(b), the Earn-Out Consideration for each Applicable Calendar Year shall be due and payable by Buyer to Seller on or before the date that is thirty (30) days after each Applicable NYMEX Settlement Data Date (the “Earn-Out Consideration Due Dates”); provided, however, that any portion of the Earn-Out Consideration submitted to the Accounting Arbitrator shall be due and payable by Buyer as provided in Section 3.01(b)(i).
(i)Notwithstanding anything to the contrary contained in this Section 3.01(b), on or before the date which is ten (10) calendar days following the Applicable NYMEX Settlement Data Date, Buyer shall deliver to Seller a written notification setting forth the amount of the applicable Earn-Out Consideration, together with Buyer’s calculations and supporting documentation with respect to such Earn-Out Consideration. Within ten (10) calendar days following receipt of Buyer’s notice, Seller shall deliver to Buyer a report containing any changes that Seller proposes to be made in the statement for the applicable Earn-Out Consideration. Any dispute with respect to a portion of such Earn-Out Consideration owed hereunder that is not resolved by Buyer and Seller on or before the applicable Earn-Out Consideration Due Date shall be submitted by Buyer and Seller to the Accounting Arbitrator for binding dispute resolution in accordance with the dispute resolution procedures set forth in Section 3.05, mutatis mutandis. Such dispute shall be submitted by the Parties no later than five (5) Business Days following the applicable Earn-Out Consideration Due Date. The amount of any applicable Earn-Out Consideration determined by the Accounting Arbitrator in accordance with the terms hereof shall be paid (and SilverBow shall cause Buyer to pay) to Seller no later than five (5) Business Days after the Accounting Arbitrator issues a final decision with respect to such Earn-Out Consideration. Any undisputed portion of the Earn-Out Consideration shall be paid (and SilverBow shall cause Buyer to pay) on the Earn-Out Consideration Due Date.
(ii)Buyer and SilverBow shall not, and shall cause their Affiliates not to, enter into any agreement, contract, or arrangement with any Person or take any other action or enter into or cause any Person to enter into any alternative transaction that would result in the circumvention of the intent and obligations of the Parties with respect to the Earn-Out Consideration hereunder, including any transfers to Affiliates and subsequent sale of some or all of the equity of such Affiliate to a non-Affiliate (i.e., a “Texas two-step” or similar transaction).

(iii)If Buyer fails to pay the Earn-Out Consideration (or any portion thereof, as applicable) owing to Seller pursuant to this Section 3.01(b) on or prior to the Earn-Out Consideration Due Date, including as a result of a dispute resolved in Seller’s favor in accordance with Section 3.01(b)(i), then Buyer shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Seller in connection with any Proceeding taken to collect payment of such amount (or any unpaid portion thereof, as applicable), at a rate equal to the Reference Rate, calculated on a daily basis from the Earn-Out Consideration Due Date.
(iv)The Parties understand and agree that the contingent rights to receive the Earn-Out Consideration shall not be represented by any form of certificate or other instrument, (y) Seller shall not have any rights as a security holder of Buyer as a result of Seller’s contingent right to receive the Earn-Out Consideration hereunder and (z) no interest is payable with respect to the Earn-Out Consideration.
(c)Notwithstanding Section 3.01(a) or Section 3.01(b), other than any shares of SilverBow Common Stock issued by SilverBow full or partial consideration in connection with a bona fide acquisition, purchase of the capital stock or assets of, or transaction or series of transactions with, an unaffiliated third party that is the result of arm’s length negotiations, including, for the avoidance of doubt, any shares of SilverBow Common Stock issued by SilverBow as consideration pursuant to SilverBow’s previously announced acquisition of oil and gas assets in the Eagle Ford, if at any time on or after the Execution Date and prior to the Closing, (x) SilverBow, in accordance with this Agreement, makes (or any record date occurs with respect to) (A) any dividend or distribution on the SilverBow Common Stock, whether in SilverBow Common Stock or securities or obligations convertible or exchangeable into, or exercisable for, SilverBow Common Stock, (B) subdivision or split of any SilverBow Common Stock, (C) combination or reclassification of SilverBow Common Stock into a smaller number of shares of SilverBow Common Stock or (D) issuance of any securities by reclassification of SilverBow Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which SilverBow or Buyer is the surviving person) or (y) any merger, consolidation, combination, or other transaction is consummated pursuant to which SilverBow Common Stock is converted to cash or other securities, then (1) the number of shares of SilverBow Common Stock to be issued to Seller (and/or, if applicable, to those Seller Designees to whom Seller designates in the Preliminary Settlement Statement to receive all or a portion of the shares of SilverBow Common Stock comprising the Stock Consideration) shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clause (i)(D) and clause (ii) to provide for the receipt by Seller (or the Seller Designees, as applicable), in lieu of any SilverBow Common Stock, the same number or amount of cash and/or securities as is received in exchange for each share of SilverBow Common Stock in connection with any such transaction described in clause (i)(D) or clause (ii) hereof, and (2) the Reference Price and the Stock Consideration and any other amounts or similarly-dependent items related to the SilverBow Common Stock, the Reference Price or the Stock Consideration shall be appropriately and equitably adjusted to reflect such change to provide the same economic effect as contemplated by their Agreement prior to such action (and thereafter all reference in this Agreement to “SilverBow Common Stock”, “Reference Price”, “Stock Consideration” and other similarly dependent items shall be references to such terms, as so adjusted). An adjustment made pursuant to the foregoing sentence shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reclassification or other transaction.
(d)Within three (3) Business Days of the Execution Date, Buyer will deposit, by wire transfer in immediately available funds, with the Escrow Agent pursuant to the Escrow Agreement an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (such amount, the “Deposit”), which amount represents ten percent (10%) of the Base Purchase

Price. If Closing occurs, at the Closing, the Deposit will be released to Seller pursuant to Section 9.03(d). If this Agreement is terminated before Closing occurs, the Deposit will be released to Seller or Buyer, as applicable, and fulfillment of all the conditions and requirements set forth in the Escrow Agreement relating to such disbursements in the absence of joint instructions.
Section 1.02Adjustments to Base Purchase Price. The Base Purchase Price will be adjusted as follows:
(a)The Base Purchase Price will be adjusted upward by the following amounts (without duplication):
(i)An amount equal to, to the extent that such amount has been received by Buyer and not remitted or paid to Seller, the value of all Hydrocarbons from or attributable to the Assets in storage or existing in pipelines, plants and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time);
(ii)Except to the extent covered by Section 3.02(a)(iv), an amount equal to all Property Expenses (excluding any expenses that are typically charged by Seller to the Assets in respect of its overhead, which are addressed in Section (iv)) and all other costs and expenses (excluding, for the avoidance of doubt, any Income Taxes, Assets Taxes, and Transfer Taxes) paid by Seller that are attributable to the Assets during the period from and after the Effective Time, whether paid before or after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the Interim Period, (B) Burdens, (C) rental and other lease maintenance payments, and (D) prepayments for work or services performed (or to be performed) after the Effective Time;
(iii)[RESERVED]
(iv)a monthly overhead amount (for the period commencing from the Effective Time through the Closing Date, but not exceeding three (3) months in any event) equal to $110,000 per month, prorated for any partial month;
(v)subject to Section 3.08, to the extent that Seller either (x) is underproduced for Hydrocarbons, or (y) has overdelivered any Hydrocarbons, in each case, as of the Effective Time as set forth in Schedule 4.10, as complete and final settlement of all Imbalances attributable to the Assets, the sum of (A) an amount equal to the product of the underproduced or overdelivered volumes times $4.50/MMBtu for gaseous Hydrocarbons, and (B) an amount equal to the product of the underproduced or overdelivered volumes times $70.00/Bbl for liquid Hydrocarbons;
(vi)the amount of all Asset Taxes allocated to Buyer in accordance with Article XIII but only to the extent they are paid or otherwise economically borne by Seller; and
(vii)any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.
(b)The Base Purchase Price will be adjusted downward by the following amounts (without duplication):

(i)an amount equal to, to the extent that such amount has been received by Seller and not remitted or paid to Buyer, all proceeds actually received by Seller attributable to the ownership or operation of the Assets, including the sale of Hydrocarbons produced from or allocable to such Assets during the period following the Effective Time, net of expenses (other than Property Expenses and other expenses taken into account pursuant to Section 3.02(a), Income Taxes, Asset Taxes, and Transfer Taxes) directly incurred in earning or receiving such proceeds;
(ii)if Seller makes the election under Section 11.02(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined as of or prior to the Closing;
(iii)if Seller makes the election under Section 12.01(c)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined as of or prior to the Closing;
(iv)the Allocated Value of the Assets excluded from the Transactions pursuant to Section 11.02(d)(ii), Section 11.04(b), Section 11.05(a), Section 11.05(b) or Section 12.01(c)(ii);
(v)subject to Section 3.08, to the extent that Seller either (x) is overproduced for Hydrocarbons, or (y) has underdelivered any Hydrocarbons, in each case, as of the Effective Time as set forth in Schedule 4.10, as complete and final settlement of all Imbalances attributable to the Assets, the sum of (A) an amount equal to the product of the overproduced or underdelivered volumes times $4.50/MMBtu for gaseous Hydrocarbons, and (B) an amount equal to the product of the overproduced or underdelivered volumes times $70.00/Bbl for liquid Hydrocarbons;
(vi)the amount of all Asset Taxes allocated to Seller in accordance with Article XIII but only to the extent they are paid or otherwise economically borne by Buyer;
(vii)an amount equal to all proceeds from sales of Hydrocarbons arising from the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense as of the Closing Date; and
(viii)any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.
Notwithstanding anything to the contrary in this Agreement, all adjustments to the Base Purchase Price shall be made only to the Cash Consideration (the Cash Consideration, as so adjusted, the “Adjusted Cash Consideration”).
Section 1.03Preliminary Settlement Statement. Not less than three (3) Business Days prior to Closing, Seller shall prepare and submit to Buyer a draft settlement statement (the “Preliminary Settlement Statement”) that sets forth Seller’s estimate of the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s or any designee’s account(s) for the wire transfers of funds as required by Section 3.01 and Section 9.03(d) and Section 9.03(e). Within two (2) Business Days after receipt of the Preliminary Settlement Statement, Buyer shall deliver to Seller a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement together with the explanation for such changes and the supporting documents therefor. The Parties shall in good faith attempt to agree in writing on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon in writing by the Parties, will be used to adjust the Base Purchase Price at Closing, except that if the Parties do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then the amount of such adjustment or adjustments used to adjust the Base Purchase Price at Closing will be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.03.
Section 1.04Final Settlement Statement.
(a)On or before one hundred twenty (120) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller and delivered to Buyer, based on actual income and expenses (if known) during the Interim Period and which takes into account all final adjustments made to the Base Purchase Price and shows the resulting final Base Purchase Price (the “Final Price”). The Final Settlement Statement will set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons for such changes (the “Dispute Notice”). Any changes not so specified in the Dispute Notice will be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice will prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and will be, without limiting Section 13.01, final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is agreed upon in writing by Seller and Buyer, the Final Settlement Statement and the Final Price, will be, without limiting Section 13.01, final and binding on the Parties and not subject to further audit or arbitration.
(b)Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party within ten (10) Business Days of final determination of such owed amounts in accordance with this Section 3.04 to the owed Party:
(i)if the Final Price is more than the Adjusted Purchase Price set forth on the Preliminary Settlement Statement, then Buyer shall pay to Seller by wire transfer of immediately available funds to the account specified in writing by Seller an amount equal to the Settlement Amount; and
(ii)if the Final Price is less than the Adjusted Purchase Price set forth on the Preliminary Settlement Statement, Seller shall pay to Buyer by wire transfer of immediately available funds to the account specified in writing by Buyer an amount equal to the Settlement Amount.
(c)If, after the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.04(a), either Party receives monies (including proceeds of production) belonging to the other Party pursuant to Section 2.03 or otherwise, then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party. Additionally, if after delivery of the Final Settlement Statement, Seller pays monies relating to the Assets that are the obligation of Buyer, then Buyer shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice are received by it, reimburse Seller. Seller shall be permitted to offset any monies owed by it to Buyer pursuant to this Section 3.04 against amounts owed to it by Buyer pursuant to this Section 3.04.
(d)Except (i) as provided in Section 3.04(c) and (ii) for those matters for which a Party has an indemnity obligation pursuant to Article X or Article XIV, if the Final Price set forth in the Final Settlement Statement is agreed upon by Seller and Buyer or determined pursuant to Section 3.05, the Final Settlement Statement and the Final Price will be final and binding on the Parties, and will be the final accounting for any and all Property Expenses, and there will be no adjustment for, or obligation to pay, any Property Expenses between the Parties following the Final Settlement Statement.
Section 1.05Disputes. Seller and Buyer shall work together in good faith to resolve any matters addressed in the Dispute Notice. If Seller and Buyer are unable to resolve all of the matters addressed in the Dispute Notice within ten (10) Business Days after the delivery of such Dispute Notice by Buyer to Seller, either Party may, upon notice to the other Party, submit all unresolved matters addressed in the Dispute Notice to arbitration in accordance with this Section 3.05. Within ten (10) Business Days of a matter being submitted to arbitration by a Party in accordance with the preceding sentence, each of Buyer and Seller shall (a) summarize its position with regard to such dispute in a written document of twenty (20) pages or less and (b) submit such summaries to the Dallas, Texas office of KPMG US LLP, or such other Person as the Parties may mutually select in writing (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. If the Parties cannot agree on an Accounting Arbitrator within ten (10) Business Days after a Party’s election to submit such matters to arbitration under this Section 3.05, then either Party may request the Dallas, Texas office of the American Arbitration Association (the “AAA”) (or, if there is no such office, the office of the AAA serving Dallas, Texas) to select the Accounting Arbitrator. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant to this Section 3.05 will be, without limiting Section 13.01(c), final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific dispute submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter except as otherwise provided in the following sentence. The costs of the Accounting Arbitrator and the reasonable legal costs and other expenses incurred by the Parties in connection with the arbitration will be borne pro rata between the Parties, with each Party being responsible for such expenses to the extent the Accounting Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Accounting Arbitrator.
Section 1.06Allocated Values. Solely for the purposes of determining the value of the Assets in connection with any Title Defect, Environmental Defect, Preferential Purchase Right, Hard Consent, and/or breach of Special Warranty under this Agreement, Buyer and Seller agree that the Base Purchase Price shall be allocated among the Assets as set forth on Schedule 3.06 (the “Allocated Values”). Buyer and Seller agree that such allocation is reasonable and they shall not take any position inconsistent with such allocation, including in notices to holders of Preferential Purchase Rights. Seller, however, makes no representation or warranty as to the accuracy of such values or allocation.
Section 1.07Base Purchase Price Allocation. Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal Income Tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under federal income Tax Law, in a manner consistent with the Allocated Values within thirty (30) days after the date that the Final Settlement Statement is finally determined pursuant to Section 3.04 (the “Allocation”). If the Parties reach a written agreement with respect to the Allocation, (i) Buyer and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Base Purchase Price pursuant to this Agreement, and (ii) Buyer and Seller shall, and shall cause their Affiliate to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and neither Seller nor Buyer shall take any position on any filed Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by Law; except that no Party will be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with such Allocation. If the Parties are unable to reach agreement within thirty (30) days after the date that the Final Settlement Statement is finally determined, then each Party will be entitled to adopt its own position regarding the Allocation, on the condition that such position shall be consistent with the Allocated Values. Seller and Buyer each agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.
Section 1.08Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.10, then the Base Purchase Price will be further adjusted at Closing pursuant to Section 3.02(a)(v) or Section 3.02(b)(v), as applicable, and Schedule 4.10 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Base Purchase Price is so adjusted.
Section 1.09Disclosures with Multiple Applicability; Materiality. If any fact, condition, or matter disclosed in the Seller’s disclosure Schedules applies to more than one section of this Agreement, a single disclosure of such fact, condition, or matter on Seller’s disclosure Schedules will constitute disclosure with respect to all sections of this Agreement to which such fact, condition, or other matter applies to the extent reasonably apparent on the face of the Seller’s disclosure Schedules, regardless of the section of the Seller’s disclosure Schedules in which such fact, condition, or other matter is described. Inclusion of a matter on the Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.
Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as follows:
Section 1.01Organization, Existence and Qualification. Teal and Castlerock are limited liability companies duly formed and validly existing under the Laws of the State of Delaware. Each of Teal and Castlerock has all requisite limited liability company power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted. Teal and Castlerock are duly licensed or qualified to do business as a foreign limited liability companies in all jurisdictions in which they carry on business or own assets and such qualification is required by Law, except where the failure to be so qualified would not have a Seller Material Adverse Effect.
Section 1.02Authority, Approval and Enforceability. Each of Teal and Castlerock has full limited liability company power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the Transactions. The execution, delivery and performance by Teal and Castlerock of this Agreement and the Transaction Documents to which they are a Party have been authorized and approved by all necessary limited liability company action on the part of Teal and Castlerock. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is party when executed and delivered by Seller will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 1.03No Conflicts. Assuming the receipt of all Consents and the waiver of or compliance with all Preferential Purchase Rights, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a Party and the consummation of the Transactions will not (a) conflict with or result in a breach of any provisions of the organizational documents of Teal or Castlerock, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage or indenture, or (c) assuming HSR Approval has been received (to the extent applicable), violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Seller Material Adverse Effect.
Section 1.04Consents. Except (a) as set forth on Schedule 4.04, (b) for Customary Post-Closing Consents, and (c) under Contracts that are terminable upon not greater than ninety (90) days’ notice without payment of any fee, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Teal or Castlerock is required to obtain in connection with the transfer of the Assets by Seller to Buyer in connection with the consummation of the Transactions (each, a “Consent”), except where the failure to obtain such Consent would not be material.
Section 1.05Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, Threatened against Seller.
Section 1.06Litigation. As of the Execution Date, except as set forth on Schedule 4.06, there are no material Proceedings pending against Seller with respect to the Assets of which Seller has received service or written notice or, to Seller’s Knowledge, Threatened against Seller with respect to the Assets.
Section 1.07Material Contracts.
(a)Schedule 4.07 sets forth, as of the Execution Date, all Applicable Contracts of the type described below (collectively, the “Material Contracts”) of which Seller has Knowledge:
(i)any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000.00 (net to the aggregate interest of Seller in the Assets) during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii)any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000.00 (net to the aggregate interest of Seller in the Assets) during the remainder of the current or any subsequent calendar year

(based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii)any Applicable Contract that (A) is a Hydrocarbon purchase and sale, marketing, transportation, storage, gathering, treating, separation, compression, processing or similar Contract, and (B) is not terminable without penalty upon sixty (60) days’ or less notice;
(iv)any indenture, mortgage, loan, credit, or sale-leaseback or similar Contract;
(v)any Contract of Seller to sell, lease, exchange, transfer, or otherwise dispose of all or any part of the Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Effective Time, but excluding rights of reassignment upon intent to abandon an Asset;
(vi)any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days’ or less notice, and (B) involves an annual base rental of more than $100,000.00 (net to the aggregate interest of Seller in the Assets) (without regard to any increase in price);
(vii)any Applicable Contract that is a farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or any similar Applicable Contract where, in each case, the primary obligation thereunder has not been fully performed;
(viii)any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to or as of the Closing;
(ix)any Applicable Contract that provides for an area of mutual interest that is in full force and effect as the Closing;
(x)any Applicable Contract that contains a non-compete agreement or otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller may conduct its business (but specifically excluding any confidentiality agreements that Seller or its Affiliates executed in connection with their evaluation of potential acquisitions in the State of Texas); and
(xi)any Applicable Contract containing a Tax partnership agreement.
(b)Except as set forth on Schedule 4.07, there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any material default under any such Contract by Seller or, to Seller’s Knowledge, any other Person who is party to such Material Contract. Seller has not received any written notice of, and to Seller’s Knowledge no Person seeks, any price redetermination, curtailments, or terminations of any of the Material Contracts. Prior to the execution of this Agreement, Seller has made available to Buyer true and complete copies of each Material Contract and all amendments thereto.
Section 1.08No Violation of Laws. To Seller’s Knowledge, except as set forth on Schedule 4.08, as of the Execution Date, Seller is not in violation of any Laws (except for any

Environmental Laws) in any material respect with respect to its ownership and operation of the Assets.
Section 1.09Preferential Purchase Rights. Except as set forth on Schedule 4.09, there are no material preferential purchase rights, tag rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the Transactions (each a “Preferential Purchase Right”).
Section 1.10Imbalances. To Seller’s Knowledge, Schedule 4.10 sets forth all material Imbalances associated with the Assets as of the Effective Time.
Section 1.11Current Commitments. Schedule 4.11 sets forth, as of the Execution Date, each authority for expenditures for an amount greater than $250,000.00 (net to the aggregate interest of Seller) (collectively, the “AFEs”) relating to the Assets to drill or rework wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the Execution Date.
Section 1.12Payout Balances. The payout balance for each Well operated by Seller or its Affiliates is reflected in all material respects in Schedule 4.12 as of the respective dates shown on such Schedule with respect to each Well listed thereon.
Section 1.13Taxes. To Seller’s Knowledge, all material Asset Taxes that have become due and payable have been timely paid (other than Asset Taxes that are being contested in good faith), and all material Tax Returns with respect to Asset Taxes required to be filed have been duly and timely filed. None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.13 are the only representations and warranties in this Agreement with respect to Tax matters.
Section 1.14Brokers’ Fees. Neither Seller nor its Affiliates have incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transactions for which Buyer or Buyer’s Affiliates will have any responsibility.
Section 1.15Payments for Production. Seller is not obligated by virtue of a take-or-pay payment, advance payment or other similar payment (other than gas balancing agreements) to deliver Hydrocarbons, or proceeds from the sale of Hydrocarbons, attributable to Seller’s interests in the Assets at some future time without receiving full payment therefor at or after the time of delivery.
Section 1.16Non-Consent Operations. Except as set forth on Schedule 4.16 or otherwise reflected on Exhibit A or Exhibit B, as applicable, as of the Execution Date, to Seller’s Knowledge, no operations are being conducted or have been conducted on the Assets with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of Seller’s rights have not yet reverted to it.
Section 1.17Wells. Except as set forth on Schedule 4.17, and limited to Seller’s Knowledge with respect to all Assets operated by a Person other than Seller or its Affiliate:
(a)all Wells and Other Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, Contracts, and pooling or unit agreements;

(b)all currently producing Wells and equipment used or held for use in connection with the operation of the Assets are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted; and
(c)as of the Execution Date, (a) Seller has not received any notices or demands from Governmental Authorities to plug or abandon any Wells or Other Well and (b) to Seller’s Knowledge, the Wells and Other Wells that are neither in use for purposes of production or injection, nor temporarily suspended or temporarily abandoned in accordance with applicable Law, have been plugged and abandoned to the extent required by, and in accordance with, applicable Law.
Section 1.18Environmental Matters. Except as described in Schedule 4.18 and except as would not have a Seller Material Adverse Effect:
(a)neither Seller nor any of its Affiliates has entered into any agreement with, or is subject to, any unsatisfied order, decree, or judgment issued by, a Governmental Authority that are in existence as of the Execution Date, that are based on Environmental Laws and that relate to the current or future use, ownership, development, maintenance or operation of any of the Assets;
(b)as of the Execution Date, neither Seller nor any of its Affiliates has received written notice of any investigation by a Governmental Authority, or any pending or threatened proceeding before a Governmental Authority, under Environmental Laws with respect to the Assets or Seller’s or any of its Affiliates’ ownership or operation thereof in respect of any violation of Environmental Laws or any alleged remediation or cleanup obligation under Environmental Laws; and
(c)copies of all final written reports of environmental site assessments and/or compliance audits by a Third Party on behalf of Seller or any of its Affiliates that are in Seller’s or any of its Affiliates’ possession or control, in each case, that have been prepared in the three years prior to the Execution Date, shall be made available to Buyer prior to the Execution Date.
Without limitation of Section 12.02, this Section 4.18 and Section 4.19 constitute Seller’s sole representations and warranties regarding environmental matters, or the Assets or Seller’s compliance with, or violation of, Environmental Laws regarding the Assets or the Seller’s business with respect to the Assets.
Section 1.19Permits. Except as set forth on Schedule 4.19, Seller holds all Permits necessary and required to own and operate in all material respects Assets operated by Seller or any Affiliates of Seller and for the conduct of their business as currently conducted. Each of such Permits is in full force and effect and Seller is in compliance in all material respects with each such Permit.
Section 1.20Suspense Funds. Schedule 4.20 sets forth, as of the date set forth on Schedule 4.20, all funds held in suspense (whether positive or negative, and including funds held in suspense for unleased interests and penalties and interest) by Seller or its Affiliates, as reflected on the books and records thereof kept in the ordinary course, that are attributable to the Assets or any interests pooled therewith.
Section 1.21Leases. As of the Execution Date, (i) neither Seller nor any of its Affiliates has received written notice from any Person that Seller or an Affiliate of Seller has improperly paid any Burden due to such Person with respect to Seller’s interest in the Leases, nor (ii) has Seller or any Affiliate of Seller received any written demand from any Person seeking to release or terminate any of the Leases as a result of Seller’s failure to perpetuate any of the Leases beyond the primary term of such Lease. Schedule 4.21 contains a true, correct, and complete list of all Leases operated by Seller or its Affiliates which will expire, terminate, or otherwise be materially impaired absent actions by or on behalf of Seller (other than continued production in paying quantities) on or before a date that is 60 days after the Target Closing Date.
Section 1.22Investment Intent. Teal, Castlerock and each Seller Designee: (a) is an experienced and knowledgeable investor, (b) is able to bear the economic risks of an acquisition and ownership of the SilverBow Common Stock comprising the Stock Consideration, (c) is capable of evaluating (and has evaluated) the merits and risks of investing in the SilverBow Common Stock and its acquisition and ownership thereof, (d) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (e) is acquiring the shares of SilverBow Common Stock comprising the Stock Consideration for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (f) acknowledges and understands that (i) the shares of SilverBow Common Stock comprising the Stock Consideration have not been registered under the Securities Act in reliance on an exemption therefrom and (ii) each of the shares of SilverBow Common Stock comprising the Stock Consideration will, upon its acquisition by Seller or Seller Designee, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a private transaction pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws. Teal, Castlerock and each Seller Designee understand that the Stock Consideration is being issued in reliance on specific exemptions from the registration requirements of the Securities Act and that SilverBow is relying in part upon the truth and accuracy of, and Teal, Castlerock and each Seller Designee’s compliance with, the representations, warranties, acknowledgements and understandings set forth in this Section 4.22 in order to determine the availability of such exemptions.
Article V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer and SilverBow jointly and severally represent and warrant to Seller as follows:

Section 1.01Organization, Existence and Qualification.
(a)Organization, Existence and Qualification of Buyer. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in all jurisdictions in which (a) the Assets are located and (b) it carries on business or owns assets and such qualification as is required by Law except, in the case of this clause (a), where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the Transactions or perform its obligations hereunder.
(b)Organization, Existence and Qualification of SilverBow. SilverBow is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.
Section 1.02Authority, Approval and Enforceability. Each of SilverBow and Buyer has full power and authority to enter into and perform this Agreement, the Transaction

Documents to which it is a party and the Transactions. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents has been authorized and approved by all necessary action on the part of SilverBow and Buyer. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which each of SilverBow and Buyer is a party when executed and delivered by Buyer will be, the valid and biding obligations of SilverBow and Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 1.03No Conflicts. The execution, delivery and performance by SilverBow and Buyer of this Agreement, the Transaction Documents and the consummation of the Transactions will not (a) conflict with or result in a breach of any provisions of the Organizational Documents of SilverBow or Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage or indenture to which SilverBow or Buyer is a party or by which SilverBow, Buyer or any of its property may be bound, or (c) assuming HSR Approval has been received (to the extent applicable), violate any Law applicable to SilverBow or Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of SilverBow or Buyer to consummate the Transactions or perform their obligations hereunder and thereunder.
Section 1.04Consents. Except for HSR Approval, there are no consents or approvals (including from Third Parties) that SilverBow or Buyer is required to obtain in connection with the consummation of the Transactions.
Section 1.05Bankruptcy. There are no bankruptcy, reorganization or receivership proceeding pending, being contemplated by or, to Buyer’s knowledge, Threatened against Buyer or any Affiliate of Buyer. Neither SilverBow nor Buyer is (and will not be upon consummation of the Transactions) insolvent.
Section 1.06Litigation. There are no Proceedings pending, or to Buyer’s knowledge, Threatened against SilverBow or Buyer that would have a material adverse effect upon the ability of SilverBow or Buyer to consummate the Transactions.
Section 1.07Financing. Buyer has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to (a) deliver the amounts due at the Closing, (b) take such actions as may be required to consummate the Transactions, and (c) timely pay and perform Buyer’s obligations under this Agreement and the Transaction Documents. Buyer expressly acknowledges that the failure to have sufficient funds will in no event be a condition to the performance of its obligations hereunder, and in no event will the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.
Section 1.08Regulatory. Buyer will upon Closing and thereafter shall continue to be qualified per applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the Transactions will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any Laws, Buyer has maintained, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of the Assets and will file any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation. To Buyer’s knowledge, there is no fact or condition with respect to

Buyer or its obligations hereunder that may cause any Governmental Authority to withhold its unconditional approval of the Transactions to the extent approval by such Governmental Authority is required by Law.
Section 1.09Independent Evaluation. Buyer is (a) sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Assets, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder, and (c) is able to bear the economic risks associated with the Assets, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the Transactions, Buyer (i) except for the representations and warranties of Seller expressly set forth in Article IV or Section 11.01(b) and in the Seller’s Certificate, has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller, and (ii) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets. As of the Execution Date, Buyer has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder or of any Title Defect or Environmental Defect.
Section 1.10Brokers’ Fees. Neither Buyer nor its Affiliates have incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transactions for which Seller or Seller’s Affiliates will have any responsibility.
Section 1.11Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, any state blue sky Laws or any other securities Laws. Buyer recognizes that its representations and warranties in this Section 5.11 are material inducements to Seller’s acceptance of Buyer’s purchase of such Seller’s interest in the Assets conveyed in this Agreement, and without such representations and warranties, Buyer’s purchase would not be accepted.
Section 1.12Capitalization of SilverBow.
(a)The authorized capital stock of SilverBow consists of 40,000,000 shares of SilverBow Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (the “SilverBow Preferred Stock”). All of the issued and outstanding shares of SilverBow Common Stock have been duly authorized and validly issued in accordance with the Organizational Documents of SilverBow, and any other contracts or agreement governing the issuance of SilverBow Common Stock, are fully paid and nonassessable, and, as of the respective dates of the SEC Filings and the Financial Statements, were issued and held as described therein. On the Execution Date, there are 14,726,001 issued and outstanding shares of SilverBow Common Stock. On the Execution Date SilverBow has no SilverBow Preferred Stock or other equity securities (other than SilverBow Common Stock) issued or outstanding.
(b)The Stock Consideration is duly authorized in accordance with the Certificate of Incorporation, and, when issued and delivered at Closing pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, not subject to preemptive rights, will have the rights, preferences and privileges specified in the Organizational Documents of SilverBow and will, in the hands of Seller and its Affiliates, be free and clear of any lien, claim or Encumbrance.

(c)Other than shares of SilverBow Common Stock to be issued by SilverBow as consideration pursuant to SilverBow’s previously announced acquisition of oil and gas assets in the Eagle Ford, there are no preemptive rights or, except as disclosed in the SEC Filings, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate SilverBow to issue or sell any equity interests of SilverBow or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in SilverBow, and, except as disclosed in the SEC Filings, no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)SilverBow does not have any outstanding bonds, debentures, notes or similar obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of SilverBow on any matter.
(e)SilverBow is not now, and immediately after the issuance and sale of the SilverBow Common Stock comprising the Stock Consideration will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.
(f)SilverBow and Buyer, as applicable, have all requisite power and authority to issue and deliver the Stock Consideration to Seller or Seller’s Designees in accordance with and upon the terms and conditions set forth in this Agreement.
Section 1.13Internal Controls; NYSE Listing Matters.
Except as disclosed in SilverBow’s SEC Filings:
(a)SilverBow has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(c) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by SilverBow in the reports it files or submits to the SEC under the Exchange Act is made known to SilverBow’s chief executive officer and its chief financial officer by other employees of the SilverBow to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of SilverBow have evaluated the effectiveness of SilverBow’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Filing that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(b)SilverBow has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of SilverBow’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. SilverBow has disclosed, based on its most recent evaluation of SilverBow’s internal control over financial reporting prior to the SilverBow’s auditors and audit committee (i) any significant deficiencies and material weakness in the design or operation of SilverBow’s internal control over financial reporting which would reasonably be expected to adversely affect SilverBow’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SilverBow’s internal control over financial reporting.

(c)Since January 1, 2020, (i) neither SilverBow nor any of its Subsidiaries nor, to the knowledge of SilverBow, any director, officer, employee, auditor, accountant or representative of SilverBow or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SilverBow or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SilverBow or any of its Subsidiaries has engaged in questionable accounting or auditing practices, (ii) SilverBow has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in SilverBow’s internal control over financial reporting that would reasonably be expected to materially and adversely affect SilverBow’s internal control over financial reporting and (iii) there has been no changes in SilverBow’s internal control over financial reporting that would reasonably be expected to materially and adversely affect SilverBow’s internal control over financial reporting, including any corrective actions with regard to any significant deficiency or material weakness.
(d)The SilverBow Common Stock is registered under Section 12(b) of the Exchange Act and listed on the New York Stock Exchange (“NYSE”), and, except as disclosed in the SEC Filings with respect to the 2015 delisting of the stock of SilverBow’s predecessor entity, Swift Energy Company, SilverBow has not received any notice of deregistration or delisting from the SEC or the NYSE, and no judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of SilverBow has been issued and no proceedings for such purpose are, to SilverBow’s knowledge, pending, contemplated or threatened. SilverBow is in compliance in all material respects with the rules and regulations of the NYSE. SilverBow has taken no action that is designed to terminate the registration of the SilverBow Common Stock under the Exchange Act or the listing of the SilverBow Common Stock on the NYSE.
(e)Neither SilverBow nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among SilverBow and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in the Instructions to Item 303(b) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure, in SilverBow’s or such Subsidiary’s published Financial Statements or other filed SEC Filings, of any material transaction involving, or material liabilities of, SilverBow or any of its Subsidiaries.
Section 1.14SEC Filings.
(a)SilverBow has timely filed or furnished with the SEC all forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including required exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2019 under the Securities Act, the Exchange Act, and all other federal securities laws (all such documents, together with all required exhibits and schedules to the foregoing materials and all information incorporated therein by reference are herein collectively referred to as the “SEC Filings”). The SEC Filings, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected or amended by a subsequently filed or furnished SEC Filing filed or furnished prior to the Execution Date): (i) complied in all material respects with applicable requirements of federal securities laws, including the Exchange Act and the Securities Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
(b)There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Filings. To SilverBow’s knowledge, none of the SEC Filings is the subject of ongoing SEC review or outstanding comment or investigation.
(c)Each of the Financial Statements, at the time filed or furnished (except to the extent corrected or amended by a subsequently filed or furnished SEC Filing filed or furnished prior to the Execution Date): (i) complied as to form in all material respects with the with applicable accounting requirements and published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as may be permitted by Rule 10-01 of Regulation S-X of the SEC) and subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments; and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of SilverBow and its Subsidiaries as of the respective dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material)); and (iv) have been prepared in a manner consistent with the books and records of SilverBow and its Subsidiaries.
(d)Since January 1, 2020, SilverBow has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of SilverBow and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(e)There are no Liabilities of or with respect to SilverBow that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of SilverBow or Buyer other than (i) Liabilities accrued, reserved, reflected, or otherwise disclosed in the consolidated balance sheet of SilverBow and its Subsidiaries as of December 31, 2020 (including the notes thereto) included in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, (iii) Liabilities under this Agreement and the other Transaction Documents or incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (iv) Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.
Section 1.15Securities Laws. Assuming Seller’s representations contained in this Agreement are true and correct, the offer and sale of the shares comprising the Stock Consideration (a) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and (c) are and will be accomplished in conformity with all other federal and applicable state securities laws.
Section 1.16Compliance with Law. Except as to specific matters disclosed in the SEC Filings, SilverBow and Buyer each, (a) is, and during the past two years has been, in material compliance with all applicable Laws, (b) has not received written notice of any violation in any respect of any applicable Law, and (c) has not received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.
Section 1.17Absence of Certain Changes. Since December 31, 2020, there has not been any (a) material write-down by SilverBow or its Subsidiaries in the volume of reserves estimated for its oil and gas properties, other than write-downs resulting from depletion in the ordinary course of operation of such properties or the variance in markets or prices for Hydrocarbons produced from such properties, (b) material destruction, damage or loss to or affecting any of the assets of SilverBow or its Subsidiaries, or (c) SilverBow or Buyer Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a SilverBow or Buyer Material Adverse Effect.
Section 1.18Form S-3. As of the Execution Date, SilverBow is eligible to register the shares of SilverBow Common Stock comprising the Stock Consideration for resale by Seller under Form S-3 promulgated under the Securities Act.
Section 1.19No Stockholder Approval. The transactions contemplated hereby do not require any vote of the stockholders of SilverBow under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the SilverBow Common Stock is then listed) or the Organizational Documents of Buyer or of SilverBow.
Section 1.20No Additional Representations. Except for the representations and warranties made in this Article V and the corresponding representations and warranties in the Buyer’s Certificate, none of Buyer, SilverBow nor any other Person on behalf of Buyer or SilverBow makes any express or implied representation or warranty with respect to Buyer or SilverBow or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Buyer and SilverBow hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Buyer nor any other Person on behalf of Buyer makes or has made any representation or warranty to Seller, any of its Subsidiaries or any of their respective Affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or forward-looking information relating to Buyer or SilverBow or their respective businesses; or (b) except for the representations and warranties made by Buyer and/or SilverBow in this Article V and the corresponding representations and warranties in the Buyer’s Certificate, any oral or written information presented to Seller, any of its Subsidiaries or any of their respective Affiliates or representatives in the course of their due diligence investigation of Buyer or SilverBow, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
Article VI
CERTAIN AGREEMENTS
Section 1.01Conduct of Business.
(a)Except (w) as set forth on Schedule 6.01, (x) for the operations covered by the AFEs and other capital commitments set forth on Schedule 4.11, (y) for actions taken in connection with emergency situations or to maintain an Asset or as required by Law, Governmental Authority or any Applicable Contract, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date until Closing:

(i)use commercially reasonable efforts to own and operate the Assets in a regular and ordinary manner consistent with past practices;
(ii)not propose any individual operation reasonably expected to cost Seller in excess of $100,000 (net to Seller’s aggregate interest);
(iii)notify Buyer before Seller agrees to participate in any individual operation proposed by a Third Party that is reasonably expected to cost Seller in excess of $100,000 (net to Seller’s aggregate interest);
(iv)except in the ordinary course of business, not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.07, or materially amend or change the terms of any Material Contract;
(v)not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (A) the sale or disposal of Hydrocarbons in the ordinary course of business, (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, or (C) items constituting Permitted Encumbrances;
(vi)not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the Assets, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease or Law;
(vii)use commercially reasonable efforts to maintain its existing insurance policies arising out of the Assets in such amounts and with such deductibles as are currently maintained by Seller;
(viii)not settle or compromise any Proceeding relating to the Assets, other than settlements or compromises (A) of Retained Liabilities or other matters for which Seller is liable for under the terms of this Agreement, or (B) that involve only the payment of monetary damages not in excess of $100,000.00 individually or $500,000.00 in the aggregate (excluding amounts to be paid under insurance policies); and
(ix)not commit to do any of the foregoing in clauses (ii), (iii), (iv), (v), (vi) or (viii).
(b)Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other Working Interest owners or operators who are not Seller or an Affiliate of Seller will not constitute a breach of the provisions of this Section 6.01, and no action required by a vote of Working Interest owners will constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.01. Seller may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 6.01, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned or delayed, and will be considered granted ten (10) days after delivery of notice from Seller to Buyer requesting such consent (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) unless Buyer notifies Seller to the contrary during such period. Any matter approved (or deemed approved) by Buyer pursuant to this Section 6.01 that would otherwise constitute a breach of one of Seller’s representations and warranties in Article III will be deemed to be an exclusion from all representations and warranties for which it is relevant.

Section 1.02Successor Operator. While Buyer acknowledges that it desires to succeed Seller as operator of those Assets or portion thereof that Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer will become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets that Seller operates, Seller shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer as successor operator of such Assets effective as of Closing.
Section 1.03Credit Support. Buyer acknowledges that none of the bonds, letters of credit, guarantees and other credit support, if any, posted by Seller or its Affiliates with Governmental Authorities with respect to the Assets (the “Credit Support”), including as set forth in Schedule 6.03, are transferrable to Buyer. Effective as of the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for each such Credit Support to the extent such replacements are necessary to permit the cancellation or release of such Credit Support, such replacements to be equivalent or better in terms of type of security and creditworthiness of the party providing the replacements as compared to the Credit Support posted by Seller or its Affiliates with respect to the Assets. In the event that any counterparty to any such Credit Support does not release Seller and its Affiliates, then, from and after the Closing, Buyer shall indemnify Seller and its Affiliates against all amounts incurred by Seller or its Affiliates under such Credit Support (and all costs and expenses incurred in connection with such Credit Support) if applicable to assets acquired by Buyer. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall cause any cash placed in escrow by Seller or its Affiliates pursuant to the Credit Support to be returned to Seller at Closing, and such cash will be deemed an Excluded Asset. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds, letters of credit or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate the Assets.
Section 1.04Insurance. Seller shall maintain in force during the period from the Execution Date until the Closing, all of Seller’s insurance policies (including qualified self-insurance) pertaining to the Assets with the minimum coverages currently maintained by Seller. The daily pro-rated annual premiums for insurance set forth on Schedule 6.04 that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Expenses to the extent attributable to the Assets (but not to the extent attributable to any other assets of Seller).
Section 1.05Record Retention. Buyer shall and shall cause its successors and assigns to, for at least a period of seven (7) years following Closing, (a) retain the Records, (b) provide Seller and its Affiliates and its and their respective officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller and its Affiliates and its and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 14.02 or other claim or dispute under this Agreement for review and copying at Seller’s expense. At the end of such seven-year period and prior to destroying any of the Records, Buyer shall notify Seller in writing in advance of any such destruction and provide Seller an opportunity to copy such Records at Seller’s sole cost and expense.
Section 1.06Confidentiality. The Parties agree to be bound by the terms and conditions of the Confidentiality Agreement as if each were a signatory party thereto and to cause their respective Affiliates to comply therewith as if they were signatories thereto. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary but subject to the next sentence of this Section 6.06, the terms of the Confidentiality Agreement, shall remain in full force and effect. If Closing of the Transactions contemplated under the terms of this Agreement occurs, the terms and conditions of the Confidentiality Agreement shall terminate (which termination shall be effective as of the Closing) as and to the extent provided in Section 10.02.
Section 1.07Right to Cure. If any of Seller’s or Buyer’s representations or warranties is untrue or will become untrue in any material respect between the Execution Date and the Closing, or if any of Seller’s or Buyer’s covenants or agreements to be performed or observed prior to or on the Closing Date will not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement is cured by the Closing (or, if the Closing does not occur, cured prior to the termination of this Agreement), then such breach will be considered not to have occurred for all purposes of this Agreement.
Section 1.08Regulatory Matters. Unless HSR Act notification is not required because an exemption applies, Seller and Buyer shall (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) with respect to the Transactions as promptly as practicable, but in no event later than ten (10) Business Days after the Execution Date, and Seller and Buyer shall bear their own costs and expenses incurred in connection with such filings, on the condition that Buyer shall pay any filing fees in connection with such filings, and (b) use their commercially reasonable efforts to respond at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, to take all actions necessary to cause the waiting periods under the HSR Act and any other Laws to terminate or expire at the earliest possible date, to resist in good faith, at each of their respective cost and expense, any assertion that the Transactions constitute a violation of Laws, and to eliminate every impediment under any Laws that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible in accordance with this Agreement, all to the end of expediting consummation of the Transactions. In connection with this Section 6.08 and the Transactions, the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the Transactions, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing (other than the filing described in this Section 6.08) made with, or written materials to be submitted to, the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the Transactions, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Authority or Person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the Transactions. Each Party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 6.08 as “outside counsel only,” and such materials and the information contained in such materials shall be given only to the outside legal counsel of such other Party and will not be disclosed by such outside counsel to employees, officers or directors of such other Party, unless express written permission is obtained in advance from the source of the materials.

Section 1.09Notice of Certain Events. From the Execution Date until the earlier of the Closing or the termination of this Agreement: (a) Seller will notify Buyer promptly after obtaining Knowledge of any matter hereafter arising or any information obtained after the Execution Date, and (b) SilverBow and Buyer will notify Seller promptly after obtaining knowledge of any matter hereafter arising or any information obtained after the Execution Date, in each case that, if existing, occurring or known at or before the Execution Date, would have been required to be set forth or described in the disclosure Schedules or that is required to be disclosed in order that such schedule be complete and correct. Subject to this Section 6.09, no provision of, and no information provided under this Section will, or will be deemed to, limit, modify or otherwise affect any representation or warranty contained herein, the conditions to the obligations of the Parties to consummate the transactions contemplated herein or any Party’s rights hereunder (including rights under Article XIV).
Section 1.10Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller will have the continuing right until 8:00 A.M., Central Time on the date that is three (3) Business Days prior to the Closing Date to provide Buyer with amendments to the disclosure Schedules to Seller’s representations and warranties contained in this Agreement; to the extent such amendments reflect events occurring after the Execution Date. However, for all purposes of this Agreement, including for purposes of satisfying the condition to Closing in Section 7.01, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if the Closing occurs, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing will be waived, and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.
Section 1.11Affiliate Services. Seller and its Affiliates have no obligation to provide any services with respect to the Assets from and after the Closing and, unless otherwise agreed to in writing by Seller and Buyer, all contracts between Seller and any of Seller’s Affiliates with respect to the Assets shall terminate effective as of the Closing Date.
Section 1.12Listing of the Stock Consideration; Form S-3. SilverBow shall use its reasonable best efforts to cause the Stock Consideration to be approved for listing on the NYSE prior to the Closing, subject to official notice of issuance. Prior to the Closing, SilverBow and Buyer shall use their reasonable best efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause SilverBow to be ineligible to file a Registration Statement on Form S-3 promulgated under the Securities Act (or any successor form).
Section 1.13Required Financial Information.
(a)At Buyer’s reasonable request, after the Execution Date, and for only up to two (2) years after the Closing Date, Seller shall use commercially reasonable efforts to (i) provide financial and Hydrocarbon information related to the Assets for the period prior to the Closing Date that is existing and available to Seller and (ii) make available Seller’s auditor, in each case, as is reasonably necessary for Buyer to prepare financial statements relating to the Assets (together with any supplementary oil and gas information required by ASC 932-235 and any pro forma financial statements of Buyer that include pro forma adjustments with respect to Seller) to the extent required to be filed by Buyer or its Affiliates with the SEC pursuant to the Securities Act, and the rules and regulations thereunder, the rules set forth in Regulation S-X, or the Exchange Act, and the rules and regulations thereunder; provided that Seller’s accountants shall not be obligated to make any work papers available to SilverBow, Buyer or Buyer’s Representatives except in accordance with such accountants’ normal disclosure procedures and then only after the Buyer’s Representatives have signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. As requested from time to time, Seller shall use commercially reasonable efforts to cause Seller’s auditor to provide executed consents for filing with the SEC in connection with the filing of financial statements related to the Assets with the SEC.
(b)Buyer shall indemnify, defend and hold harmless Seller and its Affiliates for providing such financial and Hydrocarbon information and shall reimburse Seller, its Affiliates and representatives reasonable, documented out-of-pocket costs and expenses, including fees of any independent auditor, consultants, and general and administrative expenses, incurred by Seller and its representatives in complying with the provisions of Section 6.13(a).
Section 1.14Conduct of SilverBow and Buyer. Except with the prior written consent of Seller, from the Execution Date until the Closing, SilverBow shall and shall cause its Subsidiaries to:
(a)conduct its business related to the assets of SilverBow and its Subsidiaries, in accordance with its ordinary course of business, consistent with past practice, subject to interruptions resulting from force majeure, mechanical breakdown or planned maintenance;
(b)not amend the Organizational Documents of SilverBow or of Buyer;
(c)not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests;
(d)not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any SilverBow Common Stock, other than withholding and sale of SilverBow Common Stock to satisfy income tax withholding payments due upon vesting of employee equity awards;
(e)not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby any Person or group acquires more than a majority of the outstanding equity interests of SilverBow;
(f)not take any action that would, or would reasonably be expected to, prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement; or
(g)not enter into an agreement or commitment with respect to any of the foregoing.
Article VII
BUYER PARTIES’ CONDITIONS TO CLOSING
The obligations of the Buyer Parties to consummate the Transactions are subject, at the option of Buyer, to the fulfilment (or waiver in writing by Buyer), on or prior to Closing of each of the following conditions:
Section 1.01Representations and Warranties. The representations and warranties of Seller set forth in Article IV shall be true and correct in all respects (without regard to materiality or Seller Material Adverse Effect qualifiers) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all such breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Seller Material Adverse Effect.
Section 1.02Performance. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or on the Closing Date.
Section 1.03No Injunctions. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of such Transactions.
Section 1.04Title and Environmental Defects. The sum of (a) with respect to Title Defects that are properly asserted by Buyer prior to the Title Claim Date pursuant to Section 11.02(a), all Actual Title Defect Amounts (or, if any such amounts cannot be determined prior to Closing, the applicable Alleged Title Defect Amounts) that individually exceed the Individual Title Defect Threshold (excluding any Actual Title Defect Amounts (or, if such amounts cannot be determined prior to Closing, the applicable Alleged Title Defect Amounts) with respect to any Assets excluded from the Transactions in accordance with this Agreement, and accounting for any offsetting Title Benefit Amounts), plus (b) with respect to Environmental Defects that are properly asserted by Buyer prior to the Environmental Claim Date pursuant to Section 12.01(a), all Actual Remediation Amounts (or, if any such amounts cannot be determined prior to Closing, the applicable Alleged Remediation Amounts) that individually exceed the Individual Environmental Threshold (excluding any Actual Remediation Amounts (or, if such amounts cannot be determined prior to Closing, the applicable Alleged Remediation Amounts) with respect to any Assets excluded from the Transactions in accordance with this Agreement), plus (c) the Allocated Value of all Assets excluded from the Transactions pursuant to Section 11.02(d)(ii), Section 11.04(b), Section 11.05(a), Section 11.05(b), Section 12.01(c)(ii) or, Section 12.01(c)(iv), as applicable, plus (d) all Casualty Losses as determined in accordance with Section 11.03 will be less than twenty percent (20%) of the Base Purchase Price.
Section 1.05HSR Approval. If applicable, HSR Approval will have been duly obtained.
Section 1.06Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.03.
Article VIII
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the Transactions are subject, at the option of Seller, to the fulfillment (or waiver in writing by Seller) on or prior to Closing of each of the following conditions:
Section 1.01Representations and Warranties. The representations and warranties of Buyer set forth in Article V shall be true and correct in all respects (without regard to materiality or material adverse effect qualifiers) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all such breaches, if any, of such representations and warranties that do not have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions.

Section 1.02Performance. The Buyer Parties shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by any Buyer Party is required prior to or at the Closing Date.
Section 1.03No Injunctions. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of such Transactions.
Section 1.04Title and Environmental Defects. The sum of (a) with respect to Title Defects that are properly asserted by Buyer prior to the Title Claim Date pursuant to Section 11.02(a), all Actual Title Defect Amounts (or, if any such amounts cannot be determined prior to Closing, the applicable Alleged Title Defect Amounts) that individually exceed the Individual Title Defect Threshold (excluding any Actual Title Defect Amounts (or, if such amounts cannot be determined prior to Closing, the applicable Alleged Title Defect Amounts) with respect to any Assets excluded from the Transactions in accordance with this Agreement, and accounting for any offsetting Title Benefit Amounts), plus (b) with respect to Environmental Defects that are properly asserted by Buyer prior to the Environmental Claim Date pursuant to Section 12.01(a), all Actual Remediation Amounts (or, if any such amounts cannot be determined prior to Closing, the applicable Alleged Remediation Amounts) that individually exceed the Individual Environmental Threshold (excluding any Actual Remediation Amounts (or, if such amounts cannot be determined prior to Closing, the applicable Alleged Remediation Amounts) with respect to any Assets excluded from the Transactions in accordance with this Agreement), plus (c) the Allocated Value of all Assets excluded from the Transactions pursuant to Section 11.02(d)(ii), Section 11.04(b), Section 11.05(a), Section 11.05(b), Section 12.01(c)(ii) or, Section 12.01(c)(iv), as applicable, plus (d) all Casualty Losses as determined in accordance with Section 11.03 will be less than twenty percent (20%) of the Base Purchase Price.
Section 1.05HSR Approval. If applicable, HSR Approval will have been duly obtained.
Section 1.06Listing of Stock Consideration. The Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.
Section 1.07Occurrences. There shall not have occurred any SilverBow or Buyer Material Adverse Effect since the Execution Date.
Section 1.08Closing Deliverables. The Buyer Parties shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by the Buyer Parties under Section 9.03.
Article IX
CLOSING
Section 1.01Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on November 19, 2021 (the “Target Closing Date”); except that if all conditions in Article VII and Article VIII to be satisfied at or prior to Closing have not yet been satisfied or (to the extent permitted by Law) waived in writing by Buyer or Seller (as applicable) by the Target Closing Date, then the Closing shall occur within five (5) Business Days after such conditions have been satisfied or (to the extent permitted by Law) waived (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Article VII and Article VIII having been satisfied at or (to the extent permitted by Law) waived at the Closing), subject to the rights of the Parties under Article XIV. The date on which the Closing actually occurs shall be the “Closing Date.”
Section 1.02Place of Closing. The Closing will be held at the office of Sidley Austin LLP, 2021 McKinney Avenue, Suite 2000, Dallas, Texas 75201, or such other place as agreed upon in writing by the Parties.
Section 1.03Closing Obligations. At Closing, the following documents be delivered and the following events will occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)Each of Teal, Castlerock and Buyer shall execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets;
(b)Teal, Castlerock and Buyer shall execute and deliver assignments, in appropriate forms, of federal Leases, state Leases and Indian Leases included in the Assets (if any) in sufficient counterparts to facilitate filing with the applicable Governmental Authority;
(c)Each of Teal, Castlerock and Buyer shall execute and deliver the Preliminary Settlement Statement;
(d)Seller and Buyer shall deliver joint written instructions to the Escrow Agent to release the Deposit to Seller;
(e)the Buyer Parties shall deliver to Seller, to the accounts designated in the Preliminary Settlement Statement, the Cash Consideration or Adjusted Cash Consideration, as appliable, by direct bank or wire transfer in immediately available funds, in an amount equal to (i) the Cash Consideration or Adjusted Cash Consideration, as applicable, less (ii) the amount of the Deposit, and less (iii) the Defect Adjustment Amount (if any);
(f)Buyer shall deliver (and SilverBow shall issue and cause Buyer to deliver) to Seller evidence of issuance of an aggregate number of shares of SilverBow Common Stock equal to the Stock Consideration free and clear of all Encumbrances and restrictions other than restrictions imposed by applicable securities Laws to Seller or Seller’s Designees credited to book-entry accounts maintained by the transfer agent of SilverBow;
(g)Each of Teal and Castlerock (or if such Person is classified as an entity disregarded as separate from another Person, then such Person) shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production;
(h)Each of Teal and Castlerock shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2);
(i)To the extent required under any Law or by any Governmental Authority for any federal or state Lease, Seller and Buyer shall deliver state change of operator forms designating Buyer as the operator of the Units, Wells, Other Wells and the Leases currently operated by Seller;

(j)An authorized officer of each of Teal and Castlerock shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.01 and 7.02 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer (the “Seller’s Certificate”);
(k)An authorized officer of each Buyer Party shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Sections 8.01, 8.02 and 8.07 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller (the “Buyer’s Certificate”);
(l)Buyer shall deliver any instruments, documents or guarantees required by Section 6.03;
(m)Seller shall deliver releases in form reasonably satisfactory to Buyer of all Encumbrances on the Assets securing Seller’s obligations for borrowed money under Seller’s credit facility, if applicable;
(n)SilverBow, Seller, and any other Persons party thereto will execute and deliver a Registration Rights Agreement relating to the Stock Consideration, substantially in the form attached hereto as Exhibit F; and
(o)each of Seller and the Buyer Parties shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered at Closing.
Section 1.04Records. In addition to the obligations set forth under Section 9.03, but notwithstanding anything in this Agreement to the contrary, no later than thirty (30)Business Days after the Closing Date, Seller shall make available to Buyer the Records in its possession in their current form and format as maintained by Seller as of the Effective Time, for pickup from Seller’s offices during normal business hours; provided, however, that Seller may retain written or electronic copies of the Records. Transportation of the Records will be at Buyer’s sole cost and expense.
Section 1.05Subsequent Closings. If:
(a)pursuant to Section 11.02(d)(ii) or Section 12.01(c)(ii), (i) Seller withholds an Asset from Closing due to an alleged uncured Title Defect or Environmental Defect, and (ii) either (x) within the Cure Period either Buyer waives in writing or Seller cures the Title Defect or Environmental Defect affecting such Asset or (y) such Title Defect or Environmental Defect is finally resolved pursuant to Section 11.02(j) or Section 12.01(f), as applicable;
(b)pursuant to Section 12.01(c)(iv), (i) Seller withholds an Asset from Closing due to an alleged uncured Environmental Defect, and (ii) either (x) within the Cure Period either Buyer waives in writing or Seller cures the Environmental Defect affecting such Asset, or (y) such applicable Environmental Defect is finally resolved pursuant to Section 12.01(f);
(c)pursuant to Section 11.04(b), Seller withholds an Asset from Closing due to a failure to obtain a Hard Consent, and the Hard Consent affecting such Asset expires or is obtained after the Closing; or
(d)pursuant to Section 11.05(c), (i) Seller withholds an Asset from Closing due to a Preferential Purchase Right, and (ii) either (x) the Preferential Purchase Right affecting such Asset is waived, or (y) if the time period otherwise set forth for exercising such Preferential Purchase Right expires, in either case prior to the expiration of the Cure Period;

then as soon as reasonably practicable (or as otherwise provided in this Agreement), (x) Seller shall convey to Buyer all such affected Assets at an agreed upon time and location (a “Subsequent Closing”) in a manner consistent with Section 9.03, and (y) Buyer shall pay to Seller the Allocated Value of such Asset (as adjusted pursuant to Section 3.02) by wire transfer of immediately available funds pursuant to this Section 9.05, and to the extent applicable, Section 11.02(j), Section 11.04(b), Section 11.05(c) or Section 12.01(f).
Article X
ACCESS; DISCLAIMERS
Section 1.01Access.
(a)From and after the Execution Date and up to and including the Environmental Claim Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.01 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to request, but will not be obligated to expend any monies), Seller shall afford to Buyer and its officers, employees, agents, accountants, consultants, attorneys and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets and all Records in Seller’s possession. All investigations and due diligence conducted by Buyer or any Buyer’s Representative will be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative will result from Buyer’s own independent review and judgment.
(b)From and after the Execution Date and up to and including the Environmental Claim Date, Buyer shall be entitled to conduct a Phase I Environmental Assessment with respect to the Assets, to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller; on the condition that no environmental sampling or invasive activity or testing (other than taking soil samples with Seller’s prior written consent, which shall not be unreasonably withheld) or operation of equipment by Buyer or Buyer’s Representatives may be performed without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, and Seller will have the right to be present during any stage of the assessment. Buyer shall give Seller reasonable prior written notice before physically accessing or otherwise inspecting or surveying any of the Assets, whether to conduct a Phase I Environmental Assessment or otherwise, and shall coordinate any such access, inspections or surveys with Seller. Seller or its designee will have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets or otherwise inspecting or surveying the Assets. Notwithstanding anything in this Agreement to the contrary, Buyer and Buyer’s Representative will not have access to, and will not be permitted to conduct any environmental investigations (including any Phase I Environmental Assessment) with respect to, any Assets with respect to which Seller does not have the authority to grant access for such investigations. Seller shall use commercially reasonable efforts (which shall not require any payment of any monies, exercise of any remedies or the settlement or filing of any Proceedings) to obtain any such authority or approval promptly following Buyer’s written request.
(c)Buyer shall (and shall cause Buyer’s Representatives to) coordinate its access rights, environmental property assessments, physical inspections and other due diligence evaluation of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall (and shall cause Buyer’s Representatives to) abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any access to, and environmental or other inspection, survey or assessment of the Assets and, to the extent required by any Third Party operator, execute and deliver any required confidentiality, indemnity and release agreement of any such Third Party operator, in each case, before conducting Buyer’s assessment on such Asset in accordance with this Section 10.01. Buyer hereby defends, releases, indemnifies and holds harmless Seller and each of the operators of the Assets and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any costs, expenses, damages or field visit, environmental or other inspection or assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, even if such costs, expenses, damages and Liabilities arose out of or result from or relate to, solely or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault of, or violation of law by, a member of the Seller Indemnified Parties, excepting only Liabilities to the extent actually resulting from the gross negligence or willful misconduct of the Seller.
(d)Buyer acknowledges that any entry into Seller’s offices or onto the Assets will be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof and that none of the Seller Indemnified Parties will be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement. Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnified Parties for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence evaluation of the Assets, even if such Liabilities arise out of or result from, in whole or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault of, or the violation of law by, any Seller Indemnified Party, excepting only liabilities actually resulting from the gross negligence or willful misconduct of Seller.
(e)As soon as reasonably practicable, but in any event promptly upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates: (i) repair all damage done to the Assets in connection with Buyer’s and Buyer’s Representatives’ due diligence, (ii) restore the Assets to the same condition as, or better condition than, they were in prior to commencement of Buyer’s and Buyer’s Representatives’ due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s and Buyer’s Representatives’ due diligence. Any disturbance to the Assets (including, the leasehold associated with the Assets) resulting from Buyer’s and Buyer’s Representatives’ due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.
(f)During all periods that Buyer or any of Buyer’s Representatives are on the Assets or are in Seller’s or its Affiliates’ offices, Buyer shall maintain, at its sole cost and expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Seller Indemnified Parties as additional insureds, (iii) waive subrogation against the Seller Indemnified Parties, and (iv) provide for notice to Seller at least ten (10) Business Days’ in advance of any event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.
Section 1.02Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of Seller or its Affiliates and Buyer shall ensure that such confidential information (a) shall not be used for any purpose other than in connection with the Transactions and (b) shall be held confidential by Buyer and Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) in accordance with the terms of the Confidentiality Agreement. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate as of the Closing Date (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets, and (c) information related to assets other than the Assets). Buyer further agrees that, notwithstanding termination of the Confidentiality Agreement, if Closing does not occur then Buyer shall continue to maintain as confidential and shall not disclose to any Third Party the results of any Phase I Environmental Assessment or any other environmental assessment performed on the Assets under Section 10.01 except as required by Law.
Section 1.03Disclaimers.
(a)Except as and to the limited extent expressly represented otherwise in Article IV, Section 11.01(b)or the Seller’s Certificate, (i) Seller makes no representations or warranties, express, statutory or implied, (ii) Seller expressly disclaims all liability and responsibility for, and (iii) Buyer is not relying upon, any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer or any of its Affiliates, employees, agents, consultants or Representatives (including any opinion, information, projection or advice that may have been provided to Buyer by any agent, consultant, Representative or advisor of Seller or any of its Affiliates). Buyer acknowledges and agrees that no Seller Indemnified Party will have liability or responsibility for failing or omitting to disclose any condition, agreement, document, data, information or other materials relating to the Assets that is not expressly covered by the representations and warranties in this Agreement.
(b)Further, without limiting the generality of Section 10.03(a), except for the special warranty of title in the Assignment, Seller expressly disclaims any representation or warranty, express, statutory or implied, as to (i) title to any of the Assets, (ii) the contents, character or nature of any report of any petroleum engineering consultant, or any engineering, geological, geophysical or seismic data or interpretation or analysis relating to the Assets, (iii) the quantity, quality or recoverability of Hydrocarbons in or from the Assets, (iv) any estimates of the value of the Assets or future revenues to be generated by the Assets, (v) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets, (vi) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets, (vii) the content, character or nature of any information memorandum, reports, brochures, charts or statements prepared by Seller, Third Parties, or other Persons with respect to the Assets (including the accuracy or completeness thereof), (viii) any other materials or information that may have been made available to Buyer or its Affiliates, or its or their respective employees, agents, consultants, representatives or advisors in connection with the Transactions (including the accuracy or completeness of such materials or information) or any discussion or presentation relating thereto (including the accuracy or completeness of such discussion or presentation) and (ix) any implied or express warranty of freedom from patent or trademark infringement. Except as and to the limited extent expressly represented otherwise in Article IV, Section 11.01(b) or the Seller’s Certificate, Buyer acknowledges and agrees that (x) no Seller Indemnified Party is making (and no Seller Indemnified Party will have any liability or responsibility for) and (y) no Buyer Indemnified Party is relying upon any representation or warranty, express, statutory or implied, of merchantability, freedom from latent vices or defects, fitness for a particular purpose or conformity to models or samples of materials of any of the Assets, rights of a purchaser under appropriate statutes to claim diminution of consideration or return of the purchase price, the Parties acknowledge that Buyer will be deemed to be obtaining the Assets in their present status, condition and state of repair, “AS IS” and “WHERE IS” with all faults or defects (known or unknown, latent, discoverable or undiscoverable), and that Buyer has made or caused to be made such inspections as Buyer deems appropriate.

(c)Except for to the limited extent expressly represented otherwise in Section 4.18, Buyer acknowledges and agrees that (i) no Seller Indemnified Party is making (and no Seller Indemnified Party shall have any liability or responsibility for) and (ii) no Buyer Indemnified Party is relying upon any representation or warranty regarding any matter or circumstance relating to Environmental Laws, the release of materials into the environment or the protection of human health, safety, natural resources or any other environmental condition of the Assets, and nothing in this Agreement or otherwise shall be construed as such a representation or warranty, and Buyer shall be deemed to be taking the Assets “AS IS” and “WHERE IS” with all faults for purposes of their environmental condition and that Buyer has made or caused to be made such environmental inspections as Buyer deems appropriate.
(d)Buyer acknowledges and agrees that Buyer cannot rely on or form any conclusions from Seller’s methodologies for the determination and reporting of any Asset Taxes that were utilized for any Tax period (or portion thereof) beginning prior to the Closing Date for purposes of calculating and reporting Asset Taxes attributable to any Tax period (or portion thereof) beginning after the Closing Date. Buyer acknowledges that it must make its own determination as to the proper methodologies that can or should be used for any such later Tax Return.
(e)Texas Deceptive Trade Practices Act Waiver. Buyer (a) represents and warrants to Seller that it (i) is acquiring the Assets for commercial or business use, (ii) is represented by legal counsel, (iii) acknowledges the consideration paid or to be paid for the Assets will exceed $500,000, and (iv) has knowledge and experience in financial and business matters such that enable it to evaluate the merits and risks of the Transactions and is not in a significantly disparate bargaining position with respect to Seller; and (b) hereby unconditionally and irrevocably waives any and all rights or remedies it may have under the Deceptive Trade Practices – Consumer Protection Act of the State of Texas, Tex. Bus. & Com. Code § 17.41 et seq. to the maximum extent it can do so under Law, if such Act would for any reason be deemed applicable to the Transactions.
(f)Waiver of Certain Remedies. It is the intention of the Parties that Buyer’s rights and remedies with respect to the Transactions and with respect to all acts or practices of Seller, past, present or future, in connection with the Transactions will be governed by legal principles other than the Texas Deceptive Trade Practices – Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et Seq. (the “DTPA”). As such, Buyer hereby waives the applicability of the DTPA to the Transactions and any and all duties, rights and remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Buyer does not waive § 17.555 of the DTPA. Buyer acknowledges, represents and warrants that it is purchasing the goods or services covered by this Agreement for commercial or business use; that it has assets of $5 million or more according to its most recent financial statement prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as the Transactions, and that it is not in a significantly disparate bargaining position with Seller.
(g)Seller and Buyer agree that, to the extent required by law to be effective, the disclaimers of certain representations and warranties contained in this Section 10.03 are “CONSPICUOUS” disclaimers for the purpose of any Law.
Article XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

Section 1.01Seller’s Title.
(a)General Disclaimer of Title Warranties and Representations. Except for the Special Warranty of title as set forth in the Assignment delivered at Closing and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, will be as set forth in Section 11.02(d) or, if applicable, Section 15.01(b) and (ii) after Closing, will be pursuant to the Special Warranty of title set forth in the Assignment. Buyer is not entitled to protection under Seller’s Special Warranty of title in the Assignment against any Title Defect reported by Buyer under Section 11.02(a).
(b)Special Warranty of Title. If Closing occurs, then effective as of the Closing Date until the end of the SWT Survival Period, in the Assignment, Seller will warrant Defensible Title to the Wells and Leases unto Buyer against every Person whomsoever lawfully claims the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”); provided, however, that, except with respect to any Liability of Seller for any claim asserted in writing by Buyer to Seller in accordance with this Section 11.01(b) and the Assignment before the expiration of the expiration of the SWT Survival Period, the special warranty contained in the Assignment will cease and terminate at the end of the SWT Survival Period.
(c)Recovery on Special Warranty of Title.
(i)To assert a breach of Seller’s Special Warranty of title set forth in the Assignment, Buyer shall furnish Seller a Title Defect Notice meeting the requirements of Section 11.02(a). For all purposes of this Agreement, Buyer will be deemed to have waived, and Seller will have no further Liability for, any breach of Seller’s Special Warranty that Buyer fails to assert by a Title Defect Notice given to Seller on or before the expiration of the SWT Survival Period. Seller will have a reasonable opportunity, but not the obligation, to cure any Title Defect asserted by Buyer pursuant to this Section 11.01(c). If Buyer provides written notice to Seller of a breach of Seller’s Special Warranty of title, Seller will have a reasonable opportunity to cure (but no longer than 90 days from receipt of such claim) such breach to the reasonable satisfaction of Buyer. Buyer shall reasonably cooperate with any attempt by Seller to cure any such breach.
(ii)Recovery on Seller’s Special Warranty of title will be limited to an amount (without any interest accruing thereon) equal to the reduction in the Base Purchase Price to which Buyer would have been entitled had Buyer asserted the Title Defect giving rise to such breach of Seller’s Special Warranty of title as a Title Defect (along with all other Title Defects timely and properly asserted by Buyer pursuant to Section 11.02(a)) prior to the Title Claim Date pursuant to Section 11.02(a). Seller will be entitled to offset any amount owed by Seller to Buyer for Seller’s breach of the Special Warranty of title with respect to any Well or Lease by the amount of any Title Benefits with respect to any Well or Lease (whether such Title Benefit is asserted before or after the Closing) unless such Title Benefit was used as an offset to any Title Defects under Section 11.02. Disputes regarding the existence of a breach of the Special Warranty of title contained in the Assignment or the cure thereof will be resolved subject to and in accordance with Section 11.02(j) of this Agreement. Buyer’s recovery for a breach of the Special Warranty of title set forth in the Assignment shall not be duplicative.
Section 1.02Notice of Title Defects; Defect Adjustments.

(a)Title Defect Notices. Buyer must deliver no later than 5:00 p.m. (Central Time) on November 10, 2021 (the “Title Claim Date”) claim notices to Seller meeting the requirements of this Section 11.02(a) (each such notice a “Title Defect Notice” and, collectively, the “Title Defect Notices”) setting forth any matters which, in Buyer’s good faith opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 11.02(a). For all purposes of this Agreement and notwithstanding anything in this Agreement to the contrary (except as provided in Section 11.01), Buyer will be deemed to have waived, and Seller will have no Liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Title Claim Date. To be effective, each Title Defect Notice must be in writing and must include: (i) a description of the alleged Title Defect and the Lease or Well, or portion thereof, affected by such Title Defect (each, whether affected by an actual or alleged Title Defect, a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) Reasonable Documentation to enable Seller or the Title Arbitrator to verify the existence of such alleged Title Defect, and (iv) Buyer’s good faith calculation of the Title Defect Amount with respect to each Title Defect Property, in each case, determined in accordance with Section 11.02(g) (the “Alleged Title Defect Amount”) and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer shall use reasonable efforts, but shall not have the obligation, to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date.
(b)Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including: (i) a description of the alleged Title Benefit and the Asset, or portion thereof, affected by such alleged Title Benefit (each, whether affected by an actual or alleged Title Benefit, a “Title Benefit Property”) and (ii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and reasonable documentation and the computations upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the end of the SWT Survival Period.
(c)Seller’s Right to Cure.
(i)Seller will have the right, but not the obligation, to attempt, at its sole cost and expense, to cure at any time prior to one hundred twenty (120) days after Closing (the “Cure Period”) any Title Defect asserted by Buyer by providing Buyer with written notice to cure at least two (2) Business Days prior to Closing. During the period of time from Closing to the expiration of the Cure Period (or any extended period contemplated by this Section 11.02(c)(i)), Buyer agrees to reasonably cooperate with Seller, including by giving Seller reasonable access during normal business hours to all Records in Buyer’s or its Affiliates’ possession or control and by giving Seller reasonable access to the Assets, to the extent necessary, and to the extent Buyer has the authority to grant such access, to facilitate Seller’s attempt to cure any such Title Defects. No reduction will be made to the Base Purchase Price with respect to any Title Defect for which Seller has provided notice to Buyer two (2) Business Days prior to or on the Closing Date that Seller intends to attempt to cure the Title Defect during the Cure Period. An election by Seller to attempt to cure a Title Defect will be without prejudice to its rights under Section 11.02(j) and will not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(ii)At the Closing, the Cash Consideration or Adjusted Cash Consideration, as applicable, shall be reduced by the aggregate amount in Dollars equal to the sum of the amounts set forth in the following clauses (A) through (B) (subject to and after taking into account the limitations, thresholds and deductible set forth in Section 11.02(i) and Section 12.01(e)), (such amount, the “Defect Adjustment Amount”):
(A)the aggregate amount of all Alleged Title Defect Amounts for all Title Defects alleged by Buyer in good faith that Seller has elected to cure pursuant to Section 11.02(d)(iv) or dispute pursuant to Section 11.02(j); plus
(B)the aggregate amount of all Alleged Remediation Amounts for all Environmental Defects alleged by Buyer in good faith that Seller has elected to cure pursuant to Section 12.01(c)(v) or dispute pursuant to Section 12.01(c).
(iii)Upon cure of any Title Defect or Environmental Defect to Buyer’s reasonable satisfaction prior to the expiration of the Cure Period or, in the event that Seller and Buyer cannot agree (including as to whether such Title Defect or Environmental Defect has been cured) and such Title Defect or Environmental Defect has been submitted to the Title Arbitrator as a Disputed Title Matter pursuant to Section 11.02(j) or to the Environmental Arbitrator pursuant to Section 12.01(f), as applicable, upon final resolution of such Disputed Title Matter or Environmental Defect (or the applicable Remediation Amount) under the process delineated in Section 11.02(j) or Section 12.01(f), as applicable, then Seller will be entitled to receive a cash payment from Buyer in accordance with the resolution of said matter in accordance with this Agreement.
(d)Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect or dispute any Alleged Title Defect Amount asserted with respect to a Title Defect, and subject to the rights of the Buyer pursuant to Section 15.01(b), in the event that any Title Defect timely and effectively asserted by Buyer in accordance with Section 11.02(a) is not waived in writing by Buyer or cured during the Cure Period, Seller may, at its sole option, elect to:
(i)subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Base Purchase Price or Final Price, as applicable, by the Alleged Title Defect Amount (not to exceed the Allocated Value of the applicable Title Defect Property) determined pursuant to Section 11.02(g) or Section 11.02(j);
(ii)in the event that the Alleged Title Defect Amount asserted by Buyer pursuant to Section 11.02(a) with respect to any Title Defect Property exceeds fifty percent (50%) of the Allocated Value for such Title Defect Property, retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Base Purchase Price or Final Price, as applicable, will be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets, and such Title Defect Property and associated Assets shall become Excluded Assets;
(iii)indemnify Buyer against all Liability (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer; or
(iv)cure the alleged Title Defect pursuant to Section 11.02(c); or

(v)if applicable, terminate this Agreement pursuant to Section 14.01(a).
(e)Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 11.02(a) or Section 11.02(b), the aggregate amount of all Title Defect Amounts for which downward adjustments to Base Purchase Price are to be made pursuant Section 3.02(b)(ii) will be offset by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 11.02(h) or Section 11.02(j). In no event shall any Title Benefit Amount result in an upward adjustment to the Base Purchase Price.
(f)Exclusive Remedy. Except for Buyer’s rights under Seller’s Special Warranty of title in the Assignment and Buyer’s rights to terminate this Agreement pursuant to Section 15.01(b), the provisions set forth in Section 11.02(d) will be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter.
(g)Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect (the “Title Defect Amount”) will be determined in accordance with the following methodology, terms and conditions:
(i)if Buyer and Seller agree in writing on the Title Defect Amount, then that amount will be the Title Defect Amount;
(ii)if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount will be the amount necessary to be paid to remove the Title Defect From the Title Defect Property;
(iii)if, with respect to any Title Defect affecting a Well, the Title Defect is the result of Seller’s Net Revenue Interest for such Title Defect Property as to a Subject Depth (for the productive life of such Title Defect Property) being less than the Net Revenue Interest set forth on Exhibit B for such Title Defect Property as to such Subject Depth, and the Working Interest set forth on Exhibit B for such Title Defect Property as to such Subject Depth is decreased (for the productive life of such Title Defect Property) in the same proportion as the decrease in Net Revenue Interest for such Title Defect Property as to such Subject Depth, then the Title Defect Amount will be the product of (A) the Allocated Value of such Title Defect Property as to such Subject Depth multiplied by (B) a fraction, (1) the numerator of which is the positive difference between (x) the Net Revenue Interest for such Title Defect Property as set forth on Exhibit A or Exhibit B (as applicable) and (y) the actual Net Revenue Interest of Seller set forth for such Title Defect Property on Exhibit A or Exhibit B, and (2) the denominator of which is the Net Revenue Interest set forth for such Title Defect Property as to such Subject Depth on Exhibit B;
(iv)if, with respect to any Title Defect affecting a Well, the Title Defect is the result of Seller’s Working Interest for such Title Defect Property as to a Subject Depth (for the productive life of such Title Defect Property) being greater than the Working Interest set forth on Exhibit B for such Title Defect Property as to such Subject Depth (except (x) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating agreements, or (y) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest), then the Title Defect Amount will be the product of (A) the Allocated Value of such Title Defect Property, multiplied by (B) a fraction, (1) the numerator of which is the Working Interest increase and (2) the denominator of which is the Working Interest set forth for such Well in Exhibit B;

(v)if, with respect to any Title Defect affecting a Lease, the Title Defect is the result of the Burdens for such Title Defect Property being greater than the Burdens set forth on Exhibit A for such Title Defect Property, and the Working Interest applicable to such Title Defect Property is decreased in the same proportion as the increase in Burdens for such Title Defect Property, then the Title Defect Amount will be the product of (A) the Allocated Value for such Lease, multiplied by (B) a fraction, (1) the numerator of which is such increase in Burdens and (2) the denominator of which is the difference between one (1) minus the Burdens set forth for such Title Defect Property on Exhibit A;
(vi)if, with respect to any Title Defect affecting a Lease, the Title Defect is the result of Seller’s Net Acres in and to a Subject Depth of such Lease being less than the Net Acres represented by Seller on Exhibit A as to such Subject Depth of such Lease, then the Title Defect Amount will be the product of (A) the Allocated Value of such Subject Depth for such Lease multiplied by (B) a fraction, the numerator of which is such Net Acre decrease and the denominator of which is the Net Acres set forth for such Subject Depth of such Lease on Exhibit A;
(vii)if the Title Defect represents any matter other than described in clauses (i) through (vi) of this Section 11.02(g), then the Title Defect Amount will be determined by taking into account the Allocated Value of the Title Defect Property and the affected Subject Depths, the portion (including Subject Depths) of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;
(viii)the Title Defect Amount with respect to a Title Defect Property will be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(ix)notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property will not exceed the Allocated Value of such Title Defect Property.
(h)Title Benefit Amounts. The Title Benefit Amount resulting from a Title Benefit will be determined in accordance with the following methodology, terms and conditions:
(i)if Buyer and Seller agree on the Title Benefit Amount, then that amount will be the Title Benefit Amount;
(ii)if, with respect to any Title Benefit affecting a Well, the Title Benefit represents an increase in Seller’s Net Revenue Interest for, or a decrease in the Burdens for, such Title Benefit Property as to a Subject Depth (for the productive life of such Title Benefit Property) and the Working Interest set forth on Exhibit B for such Subject Depth of such Title Benefit Property is increased (for the productive life of such Title Benefit Property) in the same proportion as the increase in Net Revenue Interest for such Subject Depth of such Title Benefit Property or decrease in Burdens, as applicable, then the Title Benefit Amount will be the product of: (A) the Allocated Value of such Subject Depth for such Title Benefit Property multiplied by (B) a fraction, (1) the numerator of which is the Net Revenue Interest increase for such Subject Depth of such Title Benefit Property or the Burden decrease, as applicable, and (2) the denominator of which is (x) in the case of an increase in Net Revenue Interest, the Net Revenue Interest set forth for such Subject Depth for such Title Benefit Property on Exhibit B and (y) in the case of a decrease in

Burdens, one (1) minus the Burdens set forth for such Title Benefit Property on Exhibit A;
(iii)if, with respect to any Title Benefit affecting a Lease, the Title Benefit represents an increase in Seller’s Net Acres in and to a Subject Depth of such Lease over the Net Acres represented by Seller on Exhibit A for such Subject Depth of such Lease, then the Title Benefit Amount will be the product of: (A) the Allocated Value of such Subject Depth for such Lease multiplied by (B) a fraction, the numerator of which is such Net Acre increase and the denominator of which is Net Acres set forth for such Subject Depth of such Lease on Exhibit A; and
(iv)if the Title Benefit is of a type not described above, then the Title Benefit Amount will be determined by taking into account the Allocated Value of the Title Benefit Property and the affected Subject Depths, the portion (including Subject Depths) of such Title Benefit Property affected by such Title Benefits, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values place upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
(i)Title Defect Threshold and Deductible. Notwithstanding anything to the contrary in this Agreement: (i) in no event will there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $100,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Actual Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Seller), plus (2) the aggregate Actual Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defect cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer will be entitled to adjustments to the Base Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Actual Title Defect Amounts and Actual Remediation Amounts exceeds the Aggregate Deductible. If Seller retains any Title Defect Property pursuant to Section 11.02(d)(ii), then the Title Defect Amount related to such Title Defect Property will not count towards the Aggregate Deductible.
(j)Title Dispute Resolution. Seller and Buyer shall attempt to agree in writing on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (collectively, the “Disputed Title Matters”) prior to Closing (or, if Seller elects to attempt to cure pursuant to Section 11.02(c)(i), then prior to the end of the Cure Period). If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after Closing), the Disputed Title Matters will be exclusively and finally resolved pursuant to this Section 11.02(j). There will be a single arbitrator, who shall be a title attorney with at least fifteen (15) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties or Title Benefit Properties are located (the “Title Arbitrator”), as selected by agreement of Buyer and Seller within fifteen (15) days after Closing or end of the Cure Period, as applicable, and absent such agreement, by the Dallas, Texas office of the AAA (or, if there is no such office, the office of the AAA serving Dallas, Texas). Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter in writing. The proposed resolution of the Disputed Title Matter must include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The Title Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts with respect to each Disputed Title Matter. The arbitration proceeding will be held in Dallas, Texas and will be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with this Section 11.02(j). The Title Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.02(g) and Section 11.02(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination in accordance with this Agreement. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice or Title Benefit Amount greater than the Title Benefit Amount claimed by Seller in its applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining each Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. The costs of the Title Arbitrator will be borne equally between the Parties. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Base Purchase Price pursuant to Section 3.03 or Section 3.04, then within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his or her award with respect to a Title Defect Amount or Title Benefit Amount (or the Parties otherwise agree in writing with respect to the foregoing) and, subject to Section 11.02(i), the Buyer shall, after giving effect to the limitations provided in this Section 11.02 (without duplication), pay by wire transfer of immediately available funds to Seller an amount equal to (1) the sum of the Title Defect Amounts associated with (x) those Title Defects which Seller elected to cure pursuant to Section 11.02(d)(iv) which are not subject to an unresolved Disputed Title Matter and which are fully cured as provided in Section 11.02(c)(i), and (y) any Disputed Title Matters determined in favor of Seller pursuant to this Section 11.02(j), less (2) an amount of any offsetting Title Benefits which are Disputed Title Matters and are determined in favor of Buyer pursuant to this Section 11.02(j). Nothing in this Agreement shall operate to cause Closing to be delayed on account of any unresolved Disputed Title Matters or any arbitration conducted pursuant to this Section 11.02(j) and, to the extent any adjustments are not agreed upon by the Parties in writing as of Closing, the Base Purchase Price will not be adjusted for such unresolved Disputed Title Matter at Closing and subsequent adjustments to the Base Purchase Price, if any, will be made pursuant to Section 3.04 or this Section 11.02.
Nothing in this Agreement shall operate to cause Closing to be delayed on account of any unresolved Disputed Title Matters or any arbitration conducted pursuant to this Section 11.02(j) and, to the extent any adjustments are not agreed upon by the Parties in writing as of Closing, the Base Purchase Price will not be adjusted for such unresolved Disputed Title Matter at Closing and subsequent adjustments to the Base Purchase Price, if any, will be made pursuant to Section 3.04 or this Section 11.02.
Section 1.03Casualty Loss.
(a)Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert, and shall not be entitled to assert, such matters as Casualty Losses, Title Defects, Environmental Defects or breaches of this Agreement.
(b)If, after the Execution Date but prior to the Closing Date, any Asset is damaged or destroyed by fire or other casualty (except to the extent Buyer has an indemnification obligation to Seller for such damage, destruction or casualty under Section 10.01(c)) or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), subject to Section 7.04 and Section 8.04, Buyer shall nevertheless be required to Close.
(c)At Closing: (i) Buyer shall assume all risk and loss associated with such Casualty Losses as an Assumed Obligations (and Seller and its Affiliates will have no Liability for such Casualty Losses), (ii) the Base Purchase Price shall not be adjusted as a result of such Casualty Losses and (iii) Seller shall pay to Buyer all sums paid to Seller by Third Parties by reason of any Casualty Losses insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights, in each case, against Third Parties arising out of such Casualty Losses insofar as with respect to the Assets.
Section 1.04Consents to Assign.
(a)With respect to each Consent set forth on Schedule 4.04, Seller, prior to Closing, shall use commercially reasonable efforts to send to the holder of each such Consent a notice in material compliance with the contract provisions applicable to such Consent seeking such holder’s consent to the Transactions.
(b)If Seller fails to obtain a Consent set forth on Schedule 4.04 prior to Closing and such Consent is a Hard Consent, then (1) the Asset (or portion thereof as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Asset) affected by such Hard Consent shall not be conveyed at the Closing and will be Excluded Assets, (2) the Base Purchase Price will be reduced at Closing by an amount equal to the aggregate Allocated Values of such affected Assets, and (3) Seller and Buyer shall use commercially reasonable efforts to obtain the Hard Consent applicable to the transfer of such Asset following the Closing; on the condition that no Party will be required to incur any Liability or pay any money or provide other consideration to any holder of any such Hard Consent in order to obtain such Hard Consent. In the event that a Hard Consent (with respect to an Asset excluded pursuant to this Section 11.04(b)) that was not obtained prior to Closing (an “Unobtained Hard Consent”) is obtained within one hundred twenty (120) days following Closing, then (x) within ten (10) Business Days of the end of such one hundred twenty (120) day period, pursuant to Section 9.05 Buyer and Seller shall effect a Subsequent Closing at which Seller shall assign to Buyer the Asset (or portion thereof) that was so excluded as a result of such Unobtained Hard Consent pursuant to an instrument in substantially the same form as the Assignment, (y) Buyer shall pay to Seller an amount equal to the aggregate Allocated Values of such Assets and any related Assets so excluded (as adjusted pursuant to Section 3.02) and (z) any Liabilities arising from such assignment shall thereafter constitute Assumed Obligations.
(c)If Seller fails to obtain a Consent set forth on Schedule 4.04 that is not a Hard Consent prior to Closing, then the Asset (or portion thereof) subject to such un-obtained Consent will nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer will have no claim against, and Seller will have no Liability to Buyer for, the failure to obtain such Consent.
(d)Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.04; on the condition that no Party shall be required to incur any Liability, pay any money or provide any other consideration to the holders of any Consent in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

Section 1.05Preferential Purchase Rights. With respect to each Preferential Purchase Right set forth on Schedule 4.09, Seller, prior to Closing, shall use its commercially reasonable efforts to send to the holder of each such Preferential Purchase Right a notice in material compliance with the contract provisions applicable to such Preferential Purchase Right with respect to the Transactions.
(a)In the event that any holder of a Preferential Purchase Right exercises such Preferential Purchase Right prior to the Closing, then the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Asset) will be excluded from this Agreement, the Base Purchase Price will be reduced at Closing by an amount equal to the aggregate Allocated Values of such affected Assets and, subject to Article IX, the Closing will occur as to the remainder of the Assets (or interests therein).
(b)In the event that any holder of a Preferential Purchase Right fails to exercise such Preferential Purchase Right prior to the Closing and the time period for exercise or waiver of such Preferential Purchase Right has not yet expired, then the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Asset) shall be retained by the Seller and the Base Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such Assets and, subject to Article IX, the Closing shall occur as to the remainder of the Assets (or interests therein).
(c)If, subsequent to the Closing, any Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holders thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Assets covered by such Preferential Purchase Right in accordance with the terms of the Preferential Purchase Right, in each case prior to the expiration of the Cure Period, then Seller and Buyer shall effect a Closing pursuant to Section 9.05 (and the other terms and conditions in this Agreement) with respect to, and Seller shall transfer to Buyer, the Assets (or interests therein) subject to such Preferential Purchase Right and any related Assets which were excluded from the Closing as provided in this Section 11.05, and Buyer shall pay to Seller an amount equal to the aggregate Allocated Values of such Assets and any related Assets so excluded (as adjusted pursuant to Section 3.02).
(d)Each Party hereby gives, and shall cause its Affiliates to give, any Hard Consents, and hereby waives, and shall cause its Affiliates to waive, any Preferential Purchase Rights held by such Party or its Affiliates.
Article XII
ENVIRONMENTAL MATTERS
Section 1.01Notice of Environmental Defects.
(a)Environmental Defects Notice. Buyer must deliver no later than 5:00 p.m. (Central Time) on November 10, 2021 (the “Environmental Claim Date”) claim notices to Seller meeting the requirements of this Section 12.01(a) (each an “Environmental Defect Notice” and collectively the “Environmental Defect Notices”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.01. For all purposes of this Agreement and the corresponding representation in the Seller’s Certificate, Buyer will be deemed to have waived, and Seller will have no Liability for, any Environmental Defect which

Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Environmental Claim Date. To be effective, each Environmental Defect Notice must be in writing and must include: (i) a description of the matter constituting the alleged Environmental Defect (including the Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Defect, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Defect, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Defect, and (iv) Buyer’s good faith calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect (the “Alleged Remediation Amount”). Notwithstanding anything contained in this Agreement to the contrary, any Environmental Defect asserted by Buyer pursuant to this Section 12.01(a) will be limited to the Assets only, and Buyer will not have the right to assert Environmental Defects with respect to any other assets, properties or operations. Buyer’s calculation of the Alleged Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Defect and identify all assumptions used by the Buyer in calculating the Alleged Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer shall use reasonable efforts, but shall not have the obligation, to give Seller, on or before the end of each calendar week prior to the Environmental Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date. Buyer may not assert as an Environmental Defect any environmental condition disclosed in the schedules to this Agreement.
(b)Seller’s Right to Cure. Subject to Section 12.01(c)(iv), Seller will have the right, but not the obligation, to attempt, at its sole cost and expense, to cure at any time prior to Closing, any Environmental Defects of which it has been advised by Buyer. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 12.01(f) and will not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.
(c)Remedies for Environmental Defects. Subject to Seller’s continuing right to cure an Environmental Defect prior to Closing or dispute the existence of an Environmental Defect or the Alleged Remediation Amount asserted with respect to an Environmental Defect, and subject to the rights of the Buyer pursuant to Section 15.01(b), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.01(a) is not waived in writing by Buyer or cured prior to Closing, Seller may, at its sole option, elect to:
(i)subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Base Purchase Price or Final Price, as applicable, by the Actual Remediation Amount relating to such Environmental Defect;
(ii)in the event that the Alleged Remediation Amount asserted by Buyer pursuant to Section 12.01(a) with respect to any Asset that is subject to an alleged Environmental Defect exceeds fifty percent (50%) of the Allocated Value for such Asset, retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Base Purchase Price will be reduced by an amount equal to the Allocated Value of such Asset and such excluded associated Assets (and such Assets will be Excluded Assets for all purposes);
(iii)indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Assets subject to such Environmental Defect pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer;
(iv)cure the alleged Environmental Defect pursuant to Section 12.01(b); except, that if such Environmental Defect is not cured at or prior to Closing, Seller shall retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, at the Closing, and the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets; or
(v)if applicable, terminate this Agreement pursuant to Section 15.01(a).
If Seller elects the option set forth in clause (i) above, Buyer will be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Defect and all Liabilities with respect thereto and such responsibility of Buyer will be deemed to constitute part of the Assumed Obligations hereunder.
(d)Exclusive Remedy. Except for the representations and warranties set forth in Section 4.18 and Buyer’s right to terminate this Agreement pursuant to Section 15.01(c), the provisions set forth in Section 12.01(c) will be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or any other environmental matter.
(e)Environmental Deductibles. Notwithstanding anything to the contrary in this Agreement, (i) in no event will there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $125,000.00 (the “Individual Environmental Threshold”); and (ii) in no event will there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Actual Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Actual Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), plus (2) the aggregate Actual Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer will be entitled to adjustments to the Base Purchase Price or other remedies hereunder, but only with respect to the amount by which the aggregate amount of such Actual Remediation Amounts and Actual Title Defect Amounts exceeds the Aggregate Deductible. If Seller retains any Assets pursuant to Section 12.01(c)(ii) or Section 12.01(c)(iv), then the Remediation Amount relating to such retained Assets will not count towards the Aggregate Deductible.
(f)Environmental Dispute Resolution. Seller and Buyer shall attempt to agree in writing on all Environmental Defects and Remediation Amounts (“Disputed Environmental Matters”) prior to Closing (or, if Seller elects to attempt to cure pursuant to Section 12.01(b), then prior to the end of the Cure Period). If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elects to attempt to cure an Environmental Defect after Closing), the Environmental Defects or Remediation Amounts in dispute will be exclusively and finally resolved by arbitration pursuant to this Section 12.01(f). There will be a single arbitrator, who will be an environmental attorney with at least fifteen (15) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by written agreement of Buyer and Seller within fifteen (15) days after the Closing Date or the end of the Cure Period, as applicable, and absent such agreement, by the Dallas, Texas office of the AAA (or, if there is no such office, the office of the AAA serving Dallas, Texas) (the “Environmental Arbitrator”). Each of Buyer and Seller shall submit to the Environmental Arbitrator its proposed resolution of each Disputed

Environmental Matter in writing. The proposed resolution must include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle or otherwise resolve each Disputed Environmental Matter. The arbitration proceeding will be held in Dallas, Texas and will be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 12.01. The Environmental Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.01 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination; provided, however, that the Environmental Arbitrator will be limited to awarding only one or the other of the two proposed settlement amounts, and; provided, further that the Environmental Arbitrator may not award Buyer any greater Remediation Amount than the Alleged Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the Disputed Environmental Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. The costs of the Environmental Arbitrator will be borne equally between the Parties. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Base Purchase Price pursuant to Section 3.03 or Section 3.04, then within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his or her award with respect to any Disputed Environmental Matter, and subject to Section 12.01(e), the Buyer shall, after giving effect to the limitations provided in this Section 12.01 (without duplication), pay by wire transfer in immediately available funds to Seller an amount equal to the sum of the Actual Remediation Amounts associated with any Disputed Environmental Matter determined in favor of Seller pursuant to this Section 12.01.
Nothing in this Agreement will operate to cause Closing to be delayed on account of any unresolved Disputed Environmental Matters or any arbitration conducted pursuant to this Section 12.01(f), and to the extent any adjustments are not agreed upon by the Parties in writing as of Closing, the Base Purchase Price will not be adjusted for such Disputed Environmental Matters at Closing, and subsequent adjustments to the Base Purchase Price, if any, will be made pursuant to Section 3.04 and this Section 12.01(f).
Section 1.02NORM, Asbestos, Wastes and Other Substances. The Buyer Parties acknowledge that (a) the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets; (b) equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; (d) the wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances; (e) NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including, waster, soils or sediment; (f) special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets; and (g) notwithstanding anything to the contrary, the presence of NORM, asbestos-containing materials that are non-friable, Hydrocarbons or Hazardous Substances cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.
Article XIII
TAXES
Section 1.01Asset Taxes.

(a)Solely for purposes of determining the Base Purchase Price adjustments pursuant to Section 3.02(a)(vi), Seller will be allocated and shall bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer will be allocated and shall bear all Asset Taxes attributable to (A) any Tax period beginning at or after the Effective Time and (B) the portion of any Straddle Period beginning at the Effective Time.
(b)For purposes of determining the allocations described in Section 13.01(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) will be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), will be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period will be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes will begin on the date on which ownership of the applicable Assets gives rise to Liability for the particular Asset Tax and will end on the day before the next such date.
(c)To the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Settlement Statement pursuant to Section 3.04, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and the amount of such adjustment as finally determined in accordance with Section 3.04 will be final and binding.
Section 1.02Transfer Taxes.
(a)If any Transfer Taxes are asserted by any taxing authority in connection with the transfer of the Assets pursuant to this Agreement, (i) Seller shall, at Buyer’s expense, cooperate with Buyer in any Proceedings related to such Transfer Taxes and (ii) to the extent any such Transfer Taxes are determined to be due, Buyer shall pay to the appropriate taxing authority, or promptly reimburse Seller for, any such Transfer Taxes.
(b)Notwithstanding anything to the contrary in the preceding clause (a), any and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer will be borne by Buyer.
Section 1.03Tax Returns and Payments. Except as required by Law:
(a)Seller shall be responsible for timely paying, or withholding and remitting, as applicable, all Asset Taxes that are either (i) Asset Taxes imposed with respect to a Tax period ending prior to the Effective Time, or (ii) required to be paid on or prior to the Closing Date, and Seller shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed with to such Asset Taxes. Seller shall provide Buyer with evidence reasonably satisfactory to Buyer of the payment of all Asset Taxes described in this Section 13.03(a) within ten (10) Business Days after Seller’s payment thereof.

(b)Buyer shall be responsible for timely paying, or withholding and remitting, as applicable, all Asset Taxes other than those required to be remitted by Seller in accordance with Section 13.03(a), and Buyer shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed with respect to such Asset Taxes.
(c)The Parties agree that (i) this Section 13.03 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (ii) nothing in this Section 13.03 will be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.
Section 1.04Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Assets. Such cooperation will include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.
Section 1.05Refunds. Seller will be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 13.01, and Buyer will be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 13.01. If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 13.05, the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.
Article XIV
ASSUMPTION; INDEMNIFICATION; SURVIVAL
Section 1.01Assumed Obligations; Retained Liabilities.
(a)Without limiting Buyer’s rights to indemnity under this Article XIV, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including Liabilities relating in any manner to the use, ownership or operation of the Assets, including Liabilities to (i) furnish makeup gas and settle Imbalances in accordance with the terms of applicable gas sales, processing, gathering or transportation Contracts, (ii) pay Working Interests, Burdens and other interests owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Base Purchase Price was adjusted pursuant to Section 3.02(b)(vii)), (iii) pay the applicable Governmental Authority any amounts subject to escheat obligations pursuant to Law, (iv) Decommission the Assets, (v) clean up and remediate the Assets in accordance with applicable Leases, Contracts, other instruments and Laws, (vi) perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law, and (vii) all Property Expenses (all of said Liabilities being referred to as the “Assumed Obligations”); provided, however, that

Buyer does not assume any Liabilities to the extent that they are attributable to or arise solely out of the ownership, use or operation of the Excluded Assets.
(b)The following Liabilities related to the Assets are herein referred to as the “Retained Liabilities” (i) except as set forth in Section 10.01, Liabilities arising out of or related to personal injury or wrongful death resulting from events occurring prior to the Effective Time and during Seller’s ownership of the Assets; or (ii) any Liabilities arising from any off-site disposal of Hazardous Substances prior to the Effective Time and during Seller’s ownership of the Assets, in each case, to the extent a valid Claim Notice is given within the survival period set forth in Section 14.08 for the Retained Liabilities.
Section 1.02Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in Sections 14.04 and 14.08 or otherwise in this Agreement, Seller shall be responsible for, shall pay on a current basis and hereby agrees to defend, indemnify and hold harmless Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Buyer Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:
(a)any breach by Seller of any of its representations or warranties contained in Article IV or the Seller’s Certificate;
(b)any breach by Seller of any of its covenants or agreements under this Agreement;
(c)the Retained Liabilities; and
(d)any Seller Taxes.
Section 1.03Indemnities of Buyer. Effective as of Closing, Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Seller Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:
(a)any breach by any Buyer Party of any of its representations or warranties contained in Article V or the Buyer’s Certificate;
(b)any breach by any Buyer Party of any of its covenants or agreements under this Agreement; and
(c)the Assumed Obligations.
Section 1.04Limitation on Liability; Materiality.
(a)Seller will not have any Liability for any indemnification under Section 14.02 (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000.00 (the “De Minimis Threshold”), and (ii) until and unless the aggregate amount of all

Liabilities for which Claim Notices are delivered by Buyer that exceed the De Minimis Threshold exceeds the Indemnity Deductible, after which point Seller will only be liable for such indemnification to the extent such Liabilities that exceed the De Minimis Threshold exceed the Indemnity Deductible; provided, however, that the limitations on Seller’s Liability in this Section 14.04(a) will not apply to: (x) Seller’s Liability for breaches of its Fundamental Representations, the representations and warranties in Section 4.13 and the corresponding representations and warranties in Seller’s Certificate; (y) Seller’s Liability for breaches of any covenant to be performed at or following the Closing (including Liability under Article XIII or for any payments to be made by Seller under Section 3.04 and Section 3.05), and (z) Seller’s Liability under Section 14.02(d) for any Seller Taxes.
(b)Notwithstanding anything to the contrary contained in this Agreement, Seller will not be required to indemnify Buyer for aggregate Liabilities under this Agreement or otherwise in excess of ten percent (10%) of the Base Purchase Price; provided, however, that (i) Seller’s Liability for breaches of its Fundamental Representations, the representations and warranties in Section 4.13 and the corresponding representations and warranties in Seller’s Certificate, (ii) Seller’s Liability for breaches of any covenant to be performed at or following the Closing (including Liability under Article XIII or for any payments to be made by Seller under Section 3.04 and Section 3.05), and (iii) Seller’s Liability under Section 14.02(d) for the Seller Taxes, in each case, will not be limited by this Section 14.04(b).
(c)Notwithstanding anything to the contrary contained in this Agreement, Seller’s aggregate Liabilities under this Agreement or otherwise will not exceed the Base Purchase Price.
(d)The obligations set forth in Sections 14.02 and 14.03 will not apply to (i) any amount that was taken into account as an adjustment to the Base Purchase Price pursuant to the provisions hereof, (ii) except as otherwise provided in this Agreement, any Party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the purchase and sale of the Assets, and (iii) any amount that would result in a double recovery.
(e)Each Party has a duty to mitigate any claim that such Party has or may bring for indemnification in connection with this Agreement or the Transactions.
(f)Notwithstanding anything to the contrary contained in this Agreement, Seller will not be required to indemnify Buyer under Section 14.02(a) for any Asset Tax (or portion thereof) allocable to Buyer under Section 15.02 as a result of a breach by Seller of any representation or warranty set forth in Section 4.13, except to the extent the amount of such Asset Tax (or portion thereof) allocable to Buyer exceeds the amount that would have been due absent such breach and subject to any other limitations set forth in this Section 14.04.
(g)For the purposes of determining whether Seller is obligated to provide indemnification under Section 14.02(a), when calculating the amount of damages incurred, arising from, based upon, related to or associated with any breach by Seller of any of its representations or warranties contained in Article IV or the Seller’s Certificate (but not for purposes of determining whether a breach has occurred), any qualifiers as to materiality or Seller Material Adverse Effect set forth in such representations or warranties herein shall be disregarded.
Section 1.05Express Negligence. The defense, indemnification, hold harmless, release and Assumed Obligations provisions provided for in this Agreement will be applicable whether or not the Liabilities in question arose or resulted solely or in part from the gross, sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by any Indemnified Party. Buyer, SilverBow and Seller

acknowledge that this statement complies with the express negligence rule and is “CONSPICUOUS.”
Section 1.06Exclusive Remedy.
(a)Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 10.01(c), Section 11.01(b), this Article XIV and Section 16.17, and any indemnity agreement entered into by Buyer and Seller pursuant to Section 11.02(c)(iii) or Section 12.01(c)(iii), as applicable, contain the Parties’ exclusive remedies against each other with respect to this Agreement, the Transaction Documents and the Transactions (whether in contract, tort or otherwise), including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any Transaction Document. Except as specified in Section 10.01(c), Section 11.01(b), this Article XIV, Section 16.17 and any indemnity agreement entered into by Buyer and Seller pursuant to Section 11.02(d)(iii) or Section 12.01(c)(iii), as applicable, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges the Seller Indemnified Parties from any and all suits, legal or administrative proceedings, Liabilities or interests whatsoever, whether in contract, tort or otherwise, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the Transaction Documents, the Transactions, the ownership, use or operation of any of the Assets prior to, on or after Closing or the condition, quality, status or nature of any of the Assets prior to, on or after Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, any similar Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates except as otherwise provided in Section 11.03.
Section 1.07Indemnification Procedures. All claims for indemnification under Section 10.01(c), Section 14.02 and Section 14.03 will be asserted and resolved as follows:
(a)In General. For purposes of Section 10.01(c), and this Article XIV, the term “Indemnifying Party” when used in connection with particular Liabilities means the Party having an obligation to indemnify any Seller Indemnified Party or Buyer Indemnified Party, as applicable, with respect to such Liabilities pursuant to Section 10.01(c) or this Article XIV, and the term “Indemnified Party” when used in connection with particular Liabilities means the Seller Indemnified Party or the Buyer Indemnified Party, as applicable, having the right to be indemnified with respect to such Liabilities by the Buyer Parties or Seller, as applicable, pursuant to Section 10.01(c) or this Article XIV.
(b)Claims Procedure. To make claim for indemnification under Section 10.01(c), Section 14.02 or Section 14.03, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 14.07, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 14.07 shall not relieve the Indemnifying Party of its obligations under Section 10.01(c), Section 14.02 or Section 14.03 (as applicable)

except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of such inaccuracy or breach and shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
Section 1.08Survival.
(a)Seller’s Representations and Warranties. The Parties intend to, and hereby do, shorten the applicable statute of limitations as provided in this Agreement; and for purposes of clarity, the Parties acknowledge and agree that no Party may bring a claim for breach of any of the representations, warranties, covenants or agreements in this Agreement, after the expiration of the applicable survival period or the termination date stated herein.
(i)Except as set forth in Section 14.08(a)(ii) or Section 14.08(c), Seller’s representations and warranties in Article IV, the corresponding representations and warranties in the Seller’s Certificate and the corresponding indemnity obligations of Seller under Section 14.02(a) with respect to all such representations and warranties, will expire and terminate at 5:00 p.m. (Central Time) on the date that is six (6) months after the Closing Date.
(ii)Seller’s Fundamental Representations, the corresponding representations and warranties in the Seller’s Certificate and the corresponding indemnity obligations of Seller under Section 14.02(a) with respect to Seller’s Fundamental Representations, will expire and terminate at 5:00 p.m. (Central Time) on the date that is twenty-four (24) months after the Closing Date.
(b)Seller’s Covenants. Except as provided in Section 14.08(c), Each of the covenants and performance obligations of Seller set forth in this Agreement that are to be complied with or performed by Seller at or prior to Closing (other than Article XIII) and the corresponding indemnity obligations of Seller under Section 14.02(b) with respect to such covenants and obligations will expire and terminate at 5:00 p.m. Central Time on the date that is six (6) months after the Closing Date. All other covenants and performance obligations of Seller set forth in this Agreement and the corresponding indemnity obligations of Seller under Section 14.02(b) with respect to such covenants and obligations will survive the Closing and remain in full force and effect until fully performed.
(c)Seller’s Retained Liabilities, Excluded Assets and Seller Taxes. The Retained Liabilities and the corresponding indemnity obligations of Seller under Section 14.02(c) with respect to the Retained Liabilities and the indemnity obligations of Seller under Section 14.02(d) with respect to the Excluded Assets will expire and terminate at 5:00 p.m. (Central Time) on the date that is twenty-four (24) months after the Closing Date. The representations and warranties in Section 4.13, the corresponding representations and warranties in the Seller’s Certificate, the covenants of Seller in Article XIII and the corresponding indemnity obligations of Seller under Section 14.02(d) with respect to the Seller Taxes will expire and terminate at 5:00 p.m. (Central Time) on the date that is sixty (60) days following the applicable statute of limitations for such Taxes.
(d)Buyer Parties’ Representations, Warranties, Covenants and Other Indemnities. The representations and warranties of the Buyer Parties in this Agreement and Buyer’s Certificate, together with the corresponding indemnities set forth in Section 14.03(a), will expire and terminate at 5:00 p.m. (Central Time) on the date that is twenty-four (24) months after the

Closing Date; provided, however, that the Buyer Parties’ representations and warranties set forth in Sections 5.01, 5.02, 5.03(a), 5.05 and 5.10, the corresponding representations and warranties in the Buyer’s Certificate and the corresponding indemnity obligations of the Buyer Parties under Section 14.03, together with all other covenants and performance obligations, assumptions and indemnities of the Buyer Parties will survive the Closing and remain in full force and effect indefinitely.
(e)Survival After Claim. Notwithstanding Section 14.08(a), Section 14.08(b) and Section 14.08(c), if a Claim Notice has been properly delivered under Section 14.07(b) before the date any representation, warranty, covenant, indemnity or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Liabilities arising out of, relating to or attributable to the breach of such representation, warranty, covenant, indemnity or performance obligation, such representation, warranty, covenant, indemnity or performance obligation will continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, indemnity or performance obligation have been fully and finally resolved under Section 14.07.
Section 1.09Waiver of Right to Rescission. The Parties acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, will be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Transactions. As the payment of money will be adequate compensation, following Closing, each Party waives any right to rescind this Agreement or any of the Transactions.
Section 1.10Insurance. The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the Transactions shall be reduced by any corresponding insurance proceeds from insurance policies carried by a Buyer Indemnified Party realized or that could reasonably be expected to be realized by such Buyer Indemnified Party if a claim were properly pursued under the relevant insurance arrangements.
Section 1.11NON-COMPENSATORY DAMAGES. None of the Buyer Indemnified Parties nor Seller Indemnified Parties will be entitled to recover from Seller or Buyer, as applicable, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages (including any damages based upon multiples, lost profits or loss of business opportunity) arising under or in connection with this Agreement, the Seller’s Certificate, the Buyer’s Certificate or the Transactions, except to the extent any such party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) will not be excluded by this provision as to recovery hereunder. subject to the preceding sentence, buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, each waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages arising in connection with or with respect to this Agreement, the Seller’s Certificate, the Buyer’s Certificate or the other Transaction Documents or the Transactions.
Section 1.12DISCLAIMER OF APPLICATION OF ANTI-INDEMNITY STATUTES. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities will not be applicable to this Agreement, the Seller’s Certificate, the Buyer’s Certificate or the other Transaction Documents or the Transactions.
Section 1.13Treatment of Payments. Any payments made to any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, pursuant to Article III, Article XII, Article

XIII or this Article XIV will be treated as an adjustment to the Base Purchase Price for U.S. federal and applicable state income Tax purposes to the extent permitted by Law.
Article XV
TERMINATION, DEFAULT AND REMEDIES
Section 1.01Right of Termination. This Agreement and the Transactions may be terminated at any time prior to Closing (by written notice from the terminating Party to the other Party):
(a)by Seller if (i) there have been one or more breaches by the Buyer Parties of any of their representations, warranties, covenants or agreements contained herein that have not been waived by Seller and would result in the failure to satisfy any of the conditions set forth in Section 8.01 or Section 8.02 and such breaches have not been cured within thirty (30) days after written notice thereof has been received by Buyer or (ii) any of the conditions set forth in Section 8.01 or Section 8.02 has become incapable of being satisfied on or before December 20, 2021 or such later date as the Parties may agree upon in writing (the “Outside Date”) and has not been waived by Seller;
(b)by Buyer if (i) there have been one or more breaches by Seller of any of its representations, warranties, covenants or agreements contained herein that have not been waived by Buyer and would result in the failure to satisfy any of the conditions set forth in Section 7.01 or Section 7.02 and such breaches have not been cured within 30 days after written notice thereof has been received by Seller or (ii) any of the conditions set forth in Section 7.01 or Section 7.02 has become incapable of being satisfied on or before the Outside Date and has not been waived by Buyer;
(c)by Seller, if the Closing does not occur on or before the Outside Date; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 15.01(c) if Seller is a Breaching Party at or prior to such time;
(d)by Buyer, if the Closing does not occur on or before the Outside Date; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 15.01(d) if Buyer is a Breaching Party at or prior to such time;
(e)by Seller or Buyer if consummation of the Transactions is enjoined, restrained or otherwise prohibited or otherwise made illegal by the terms of a final, non-appealable order;
(f)by the mutual written consent of Seller and Buyer; or
(g)by Seller, if Buyer does not deliver to Seller the Deposit within the time period provided in Section 3.01(d).
Notwithstanding anything to the contrary in the foregoing Section 15.01, Seller may, if it is a Breaching Party, terminate this Agreement prior to Closing under Section 15.01(a) or Section 15.01(c) at any time following the 60th day after the Outside Date unless, prior to Seller so terminating this Agreement, Buyer has commenced appropriate proceedings to enforce its rights of specific performance hereunder and, thereafter, use commercially reasonable efforts to prosecute such proceeding or proceeding(s). Any such termination by Seller pursuant to the preceding sentence will be without prejudice to Buyer’s rights and remedies under Section 15.02.
Section 1.02Effect of Termination.

(a)If this Agreement is terminated pursuant to any provision of Section 15.01, then this Agreement will immediately become void, and the Parties will have no Liability or obligation hereunder, except with respect to termination of this Agreement by Seller pursuant to Section 15.01(g) (in which case Seller shall be entitled to seek all available rights and remedies at law or in equity); provided, however, that the provisions of Sections 10.01(c), 10.02, 10.03, 14.11, this Section 15.02, Section 15.03, Article I, Article XVI (other than Sections 16.07, 16.08 and 16.17, which will terminate), and such of the defined terms set forth in Annex I to give context to such Sections and Articles will, in each case, survive such termination. Upon the termination of this Agreement, Seller will be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.
(b)If (w) Seller is entitled to terminate this Agreement pursuant to Section 15.01, (x) all of the Buyer Parties’ conditions set forth in Article VII have been satisfied (or waived in accordance therewith), (y) Seller is ready, willing and able to close the Transactions and (z) any Buyer Party is in Willful Breach, then Seller will be entitled to (1) seek specific performance of the Buyer Parties’ obligations under this Agreement or (2) terminate this Agreement and receive the Deposit (and the Parties shall execute joint written instructions to the Escrow Agent authorizing the same).
(c)If (w) Buyer is entitled to terminate this Agreement pursuant to Section 15.01, (x) all of Seller’s conditions set forth in Article VIII have been satisfied (or waived in accordance therewith) (y) the Buyer Parties are ready, willing and able to close the Transactions and (z) Seller is in Willful Breach, then Buyer will be entitled to terminate this Agreement and receive the Deposit (and the Parties shall execute join written instructions to the Escrow Agent authorizing the same) as Buyer’s sole and exclusive remedy.
(d)In the event that this Agreement is terminated under Section 15.01 and Seller is not entitled to receive the Deposit under Section 15.02(b), the Deposit will be returned to Buyer upon the termination of this Agreement (and the Parties shall execute joint written instructions to the Escrow Agent authorizing the same).
Section 1.03Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all original (and destroy all copies of) title, engineering, geological and geophysical data, environmental assessments and reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to Seller in writing.
Article XVI
MISCELLANEOUS
Section 1.01Appendices, Exhibits and Schedules. All of the Annexes, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Annexes, Exhibits and Schedules prior to and as of the execution of this Agreement.
Section 1.02Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by any Party in negotiating this Agreement and the Transaction Documents or in consummating the Transactions will be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.

Section 1.03Assignment. This Agreement may not be assigned by either Party without prior written consent of the other Party, which consent may be withheld for any reason or without reason. In the event the non-assigning Party consents to any such assignment, such assignment will not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets will not relieve the Buyer Parties or their successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.
Section 1.04Preparation of Agreement. The Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption will arise based on the identity of the draftsman of this Agreement.
Section 1.05Publicity. Except as required by Law or any nationally recognized securities exchange, the Buyer Parties shall not issue or make any press release or other public or private announcement concerning this Agreement (or otherwise disclose the terms of this Agreement) without the prior written consent of Seller, which consent shall not be unreasonably withheld. At least 24 hours prior to issuing or making any press release or other public or private announcement concerning this Agreement (or otherwise disclosing the terms of this Agreement), in each case, in accordance with this Section 16.05, the Buyer Parties shall provide Seller with such release, announcement or disclosure and shall incorporate any reasonable comments requested by Seller into such release, announcement or disclosure. Notwithstanding anything in this Agreement to the contrary, except as required by Law or any nationally recognized securities exchange, neither Buyer, SilverBow nor Seller shall disclose the name of the other Party (or the names of any of such other Party’s Affiliates) in any public release or announcement without the prior written consent of the other Party (which consent may be withheld for any reason).
Section 1.06Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by United States Postal Service with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested and received), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice.
If to Seller:
Teal Natural Resources, LLC
8235 Douglas Ave, Suite 1100
Dallas, Texas 75225
Attention: Erik Holt
Email: [****]

With a copy to (which will not constitute notice):
Sidley Austin LLP
2021 McKinney Ave, Suite 2000
Dallas, Texas 75201
Attention: Marc Rose
Email: [****]

If to SilverBow or Buyer:
SilverBow Resources, Inc.
920 Memorial City Way, Suite 850
Houston, Texas 77024
Attention: Chris Abundis
Email: [****]

With a copy to (which will not constitute notice):
Gibson, Dunn & Crutcher LLP
811 Main St., Ste. 3000
Houston, Texas 77002
Attention: Stephen Olson
Email: [****]

Any notice given in accordance with this Section 16.06 will be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 16.06.
Section 1.07Further Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the Transactions.
Section 1.08Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall: (a) record the Assignment relating to the Assets and all state/federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies, (b) if applicable, send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator thereof, (c) pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator thereof and (d) pursue all other consents and approvals that may be reasonably required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that will not have been obtained prior to Closing. Buyer obligates itself to take any and all action reasonably required of it by any Governmental Authority in order to obtain such approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
Section 1.09Entire Agreement; Conflicts. This Agreement, the Annexes, Exhibits and Schedules hereto, the Confidentiality Agreement and the Transaction Documents collectively constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. There are no warranties, representations or other agreements between the Parties relating to the subject matter hereof except as specifically set forth in this Agreement, the Seller’s Certificate or the Buyer’s

Certificate, and neither Seller nor the Buyer Parties will be bound by or liable for any alleged representation, promise, inducement or statements of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement will govern and control; provided, however, that the inclusion in any of the Schedules and Exhibits hereto of terms and provisions not addressed in this Agreement will not be deemed a conflict, and all such additional provisions shall be given full force and effect, subject to the provisions of this Section 16.09.
Section 1.10Parties in Interest. The terms and provisions of this Agreement will be binding upon and inure to the benefit of Seller, Buyer and SilverBow and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided, that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).
Section 1.11Amendment. This Agreement may be amended only by an instrument in writing executed by both Parties.
Section 1.12Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer or their respective officers, employees, agents or representatives and no failure by Seller or Buyer to exercise any of its rights under this Agreement will, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement will be cumulative, and the exercise or partial exercise of any such right will not preclude the exercise of any other right.
Section 1.13Governing Law; Jurisdiction.
(a)This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the Transactions or the rights, duties and relationship of the parties hereto and thereto, will be governed by and construed and enforced in accordance with the Laws of the State of Texas, excluding any conflicts of Law rule or principle that might refer construction of provisions to the Laws of another jurisdiction.
(b)The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of or relating to this Agreement, the Transaction Documents or the Transactions will be in any state or federal court in Dallas, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the Transactions in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above will be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and amount of such judgment.

(c)To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 16.13(b).
(d)The Parties agree that they hereby knowingly, voluntarily and intentionally irrevocably waive the right to trial by jury in any action based hereon, or arising out of, under or in connection with this Agreement, the Transaction Documents or the Transactions.
Section 1.14Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as they economic or legal substance of the Transactions is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 1.15Removal of Name. As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall, at its sole cost and expense, eliminate the name “Teal”, “Castlerock”, and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, will have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
Section 1.16Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission will be deemed an original signature hereto.
Section 1.17Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-Breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-Breaching Party, subject to the terms of this Agreement and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may (at any time prior to the valid termination of this Agreement pursuant to Article XV) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.
Section 1.18Non-Recourse Parties. Subject to the remainder of this Section 16.18, all claims, causes of action, Proceedings or Liabilities (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, are in respect of, arise under, arise out or by reason of, are connected with, or relate in any manner to this Agreement, the negotiation, execution, or the performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or the Transactions contemplated hereby and thereby, may be made only against (and are expressly limited to) the entities that are expressly identified as “Parties” in the preamble to this Agreement or any successor or permitted assign of any such Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any Contracting Party, or any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) to any Contracting Party with which it is not engaged or does not have a contractual relationship with (outside of this Agreement) or any claims, causes of action, Proceedings, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the performance of this Agreement, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, causes of action, Proceedings and Liabilities against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of the other Contracting Party on any of such other Contracting Party’s Nonparty Affiliates, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any of the other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

TEAL: TEAL NATURAL RESOURCES, LLC By: /s/ John C. Roby Name: John C. Roby Title: Chief Executive Officer

CASTLEROCK: CASTLEROCK PRODUCTION, LLC By: /s/ John C. Roby Name: John C. Roby Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

BUYER: SILVERBOW RESOURCES OPERATING, LLC By: /s/ Christopher M. Abundis Name: Christopher M. Abundis Title: Executive Vice President, CFO and General Counsel

SILVERBOW SILVERBOW RESOURCES, INC. By: /s/ Christopher M. Abundis Name: Christopher M. Abundis Title: Executive Vice President, CFO and General Counsel

2

ANNEX I
DEFINED TERMS
“2022 Calendar Year” – as defined in “Applicable Calendar Year”.
“2023 Calendar Year” – as defined in “Applicable Calendar Year”.
“2024 Calendar Year” – as defined in “Applicable Calendar Year”.
“AAA” – as defined in Section 3.05.
“Accounting Arbitrator” – as defined in Section 3.05.
“Actual Remediation Amount” – the actual Remediation Amount with respect to any Environmental Defect as agreed in writing by the Parties or otherwise finally determined in accordance with this Agreement.
“Actual Title Defect Amount” – the actual Title Defect Amount with respect to any Title Defect as agreed in writing by the Parties or otherwise finally determined in accordance with this Agreement.
“Adjusted Cash Consideration” – as defined in Section 3.02.
“Adjusted Purchase Price” – as defined in Section 3.01(a).
“AFEs” – as defined in Section 4.11.
“Affiliate” – any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.
“Aggregate Deductible” – three percent (3%) of the Base Purchase Price.
“Agreement” – as defined in the introductory paragraph to this Agreement.
“Alleged Remediation Amount” – as defined in Section 12.01(a).
“Alleged Title Defect Amount” – as defined in Section 11.02(a).
“Allocated Values” – as defined in Section 3.06.
“Allocation” – as defined in Section 3.07.
“Applicable Calendar Year” – as applicable:
(a)with respect to the one-year period beginning on January 1, 2022 through December 31, 2022 (the “2022 Calendar Year”), the 2022 Calendar Year;
(b)with respect to the one-year period beginning on January 1, 2023 through December 31, 2023 (the “2023 Calendar Year”), the 2023 Calendar Year; and
(c)with respect to the one-year period beginning on January 1, 2024 through December 31, 2024 (the “2024 Calendar Year”), the 2024 Calendar Year.
Annex I-1

“Applicable Contracts” – all Contracts to which Seller is a party or is bound relating to any of the Assets and (in each case) that will be binding on Buyer after Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.
“Applicable NYMEX Settlement Data Date” – the date on which settlement data necessary for calculation of the Average NYMEX WTI Crude Price for an Applicable Calendar Year is available from CME Group.
“Asset Taxes” – ad valorem, property, severance, production, sales, use and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom (excluding any Income Taxes and Transfer Taxes).
“Assets” – as defined in Section 2.01.
“Assignment” – the Assignment, Assumption and Bill of Sale from Seller to Buyer, pertaining to the Assets, in the form attached to this Agreement as Exhibit F. Except for the Special Warranty of Defensible Title by, through and under Seller and its Affiliates contained therein, the Assignment will be without warrant of title, whether express, implied, statutory, or otherwise, and that the rights and remedies set forth in Article X will be Buyer’s sole rights and remedies with respect to title.
“Assumed Obligations” – as defined in Section 14.01(a).
“Average NYMEX WTI Crude Price” – the arithmetic average of the Monthly Settlement Prices for each consecutive calendar month during the Applicable Calendar Year.
“Base Purchase Price” – as defined in Section 3.01(a).
“Bbl” – barrels of oil.
“Breaching Party” – a Party (a “Subject Party”) who, at the time in question, is in Willful Breach, if (but only if), at such time in question, all conditions precedent to the obligations of the Subject Party to Close as set forth in Article VII or Article VIII, as applicable, (a) have been satisfied (or waived in writing by the Subject Party) other than those conditions that can only be satisfied at the Closing, but subject to the other Party being ready, willing and able to satisfy such conditions at such time in questions or (b) would have been fulfilled or satisfied except solely due to the Willful Breach by the Subject Party.
“Burden” – any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding any Taxes).
“Business Day” – any day other than a Saturday, a Sunday or a day on which commercial banks in Dallas, Texas are authorized to close.
Annex I-2

“Buyer” – as defined in the introductory paragraph to this Agreement. “Buyer Indemnified Parties” – as defined in Section 14.02.
“Buyer Material Adverse Effect” – any event or circumstance that, individually or in the aggregate, (x) results in a material adverse effect on the value, ownership, operations, condition (financial or otherwise), assets, liabilities, or obligations relating to, binding upon or otherwise arising in respect of SilverBow or Buyer, taken as a whole and as currently owned and operated as of the Execution Date, (y) a material adverse effect on the ability of SilverBow or Buyer to consummate the Transactions and perform their respective obligations hereunder, or (z) actually results in or would be reasonably likely to result in, individually or in the aggregate a reduction in revenues or an increase in Liabilities or claims, in each case, greater than or equal to $25,000,000; provided, however, that a Buyer Material Adverse Effect will not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the Transactions; (b) any action or omission of Buyer taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities (including cyber-attacks) or war or any similar disorder or any escalation, worsening or diminution of any of the foregoing; (h) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or Teal’s, Castlerock’s or any of their respective Affiliates’ compliance therewith (i) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (j) a change in Laws, regulatory policies, GAAP or other applicable accounting rules, and any interpretations thereof from and after the Execution Date; (k) any reclassification or recalculation of reserves in the ordinary course of business; (l) changes in the prices of Hydrocarbons; and (m) natural declines in well performance.
“Buyer Parties” – as defined in the Preamble.
“Buyer’s Certificate” – as defined in Section 9.03(k).
“Buyer’s Representatives” – as defined in Section 10.01(a).
“Bylaws” – the First Amended and Restated Bylaws of SilverBow Resources, Inc., dated May 5, 2017.
“Cash Consideration” – as defined in Section 3.01(a).
“Castlerock” – as defined in the introductory paragraph to this Agreement.
“Casualty Loss” – as defined in Section 11.03(b).
“Certificate of Incorporation” – the First Amended and Restated Certificate of Incorporation of SilverBow Resources, Inc., dated May 5, 2017.
Annex I-3

“Claim Notice” – as defined in Section 14.07(b).
“Closing” – as defined in Section 9.01.
“Closing Date” – as defined in Section 9.01.
“Code” – the Internal Revenue Code of 1986.
“Commodity Business Day” – as defined in the 2005 ISDA Commodity Definitions.
“Confidentiality Agreement” – the Confidentiality Agreement, dated August 23, 2021 by and between Seller and Buyer.
“Consent” – as defined in Section 4.04.
“Contract” – any written contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way or permit interest or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.
“Contracting Parties” – as defined in Section 16.18.
“control” and its derivatives – with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Credit Support” – as defined in Section 6.03.
“Cure Period” – as defined in Section 11.02(c)(i).
“Customary Post-Closing Consents” – the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.
“De Minimis Threshold” – as defined in Section 14.04(a).
“Decommission” – all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority, Lease or other agreement including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.
“Defect Adjustment Amount” – as defined in Section 11.02(c)(ii).
“Defensible Title” – such title of Seller as of the Effective Time and the Title Claim Date and subject to Permitted Encumbrances:
(d)with respect to each Lease or Well described on Exhibit A or Exhibit B, as applicable, entitles Seller to receive not less than the Net Revenue Interest set forth on Exhibit A or Exhibit B, as applicable, from each Subject Depth of such Lease or Well, as applicable, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the
Annex I-4

Execution Date elect to be a non-consenting owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries;
(e)with respect to each Well described on Exhibit B, obligates Seller to bear not more than the Working Interest set forth on Exhibit B from each Subject Depth of such Well, except (i) increases resulting from contribution requirements arising after the Execution Date with respect to defaulting co-owners under applicable agreements, (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Seller’s Net Revenue Interest;
(f)with respect to each Lease described on Exhibit A, entitles Seller to no less than the number of Net Acres set forth under the heading “Net Acres” on Exhibit A for such Lease as to the Subject Depths; and
(g)is free and clear of all Encumbrances.
“Deposit” – as defined in Section 3.01(d).
“Dispute Notice” – as defined in Section 3.04(a).
“Disputed Environmental Matters” – as defined in Section 12.01(f).
“Disputed Title Matters” – as defined in Section 11.02(j).
“DOJ” – as defined in Section 6.08.
“DTPA” – as defined in Section 10.03(f).
“Earn-Out Consideration” – as applicable:
(h)if the Average NYMEX WTI Crude Price for any Applicable Calendar Year is greater than or equal to the Earn-Out Threshold for such Applicable Calendar Year, then not later than the Earn-Out Consideration Due Date for such Applicable Calendar Year Buyer shall pay (and SilverBow shall cause Buyer to pay) to Seller, cash in the amount of One Million Six Hundred Thousand Dollars ($1,600,000.00); or
(i)if the Average NYMEX WTI Crude Price is less than the Earn-Out Threshold for an Applicable Calendar Year, then Buyer shall not be required to pay to Seller any cash with respect to such Applicable Calendar Year;
provided, that Seller shall only be entitled to receive an Earn-Out Consideration a maximum of one time (if applicable) for any Applicable Calendar Year. For clarity, the aggregate Earn-Out Consideration payable pursuant to this Agreement shall not exceed the Earn-Out Maximum Amount.
“Earn-Out Consideration Due Dates” – as defined in Section 3.01(b).
“Earn-Out Maximum Amount” – an amount equal to Four Million Eight Hundred Thousand Dollars ($4,800,000.00).
Annex I-5

“Earn-Out Threshold” – with respect to the Applicable Calendar year, an Average NYMEX WTI Crude Price equal to:
(j)in the case of the 2022 Calendar Year, $70.00 per Bbl;
(k)in the case of the 2023 Calendar Year, an amount equal to $70.00 per Bbl; and
(l)in the case of the 2024 Calendar Year, an amount equal to $70.00 per Bbl.
“Effective Time” – 7:00 a.m. (Central Time) on August 1, 2021.
“email” – as defined in Section 16.06.
“Encumbrance” – any lien, mortgage, security interest, pledge, charge, or similar encumbrance that burdens any of the Assets, but excluding Permitted Encumbrances.
“Environmental Arbitrator” – as defined in Section 12.01(f).
“Environmental Claim Date” – as defined in Section 12.01(a).
“Environmental Defect” – (a) a condition existing on the Execution Date with respect to the air, soil, subsurface, surface waters, ground waters and sediments that causes an Asset (or Seller with respect to an Asset) not to be in compliance with all Environmental Laws or (b) the existence as of the Execution Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.
“Environmental Defect Notice” – as defined in Section 12.01(a).
“Environmental Laws” – all Laws in effect as of the Execution Date relating to the prevention of pollution, protection or the environment (including natural resources), remediation of contamination or restoration of environmental quality, including those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management of chemicals and other Hazardous Substances. The term “Environmental Laws” does not include: (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority that are not mandatory under Environmental Laws, or (b) the Occupational Safety and Health Act or any other Law governing worker safety or workplace conditions.
“Escrow Agent” – Texas Capital Bank, National Association, or its successor or assign as contemplated by the Escrow Agreement.
“Escrow Agreement” – an Escrow Agreement to be entered into by and among Seller, Buyer and the Escrow Agent as of the date of this Agreement to hold the Deposit, substantially in the form attached to this Agreement as Exhibit G.
“Exchange Act” – means the United States Securities and Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
“Excluded Assets” – (a) all of Seller’s minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Assets and attributable to any period of time prior to the Effective
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Time all cash, cash equivalent and short-term investments of Seller and, subject to the adjustments to the Base Purchase Price set forth in Section 3.02, all funds held in suspense; (c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 11.03, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) except to the extent subject to an upward adjustment to the Base Purchase Price, all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or its Affiliates for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes, (iii) any Taxes attributable to the Excluded Assets and (iv) any other Taxes relating to the ownership or operation of the Assets that are attributable to any period (or portion thereof) prior to the Effective Time; (g) all personal computers and associated peripherals and all radio and telephone equipment, other than the SCADA equipment, but including any software or programs used in connection with the SCADA equipment; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions); (j) all data, information and agreements that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (k) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (l) all geophysical and other seismic and related technical data and information relating to the Assets which Seller may not disclose, assign or transfer under its existing agreements and licenses without making any additional payments, or incurring any Liabilities; (m) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates or its or their representatives of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller or any of its representatives, and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the Transactions; (n) any offices, office leases and any personal property located in or on such offices or office leases; (o) any other assets, properties or items specifically listed on Exhibit E; (p) any Hedge Contracts; (q) any debt instruments; (r) any master services agreements or similar Contracts of Seller or its Affiliates; (s) any interests, direct or indirect, in any pipelines, facilities, equipment and other tangible assets to the extent such assets are downstream of the custody transfer meter for the Wells; (t) any assets described in Section 2.01(d), Section 2.01(e) or Section 2.01(g) that are not assignable; and (u) any assets that are finally excluded from the Transactions pursuant to Section 11.02(d)(ii), Section 11.04(a), Section 11.05(a), Section 11.05(b) or Section 12.01(c)(ii), or any other provision of this Agreement.
“Execution Date” – as defined in the introductory paragraph to this Agreement.
“Final Price” – as defined in Section 3.04(a).
“Final Settlement Statement” – as defined in Section 3.04(a).
“Financial Statements” – as defined in Section 5.14(a).
“FTC” – as defined in Section 6.08.
Annex I-7

“Fundamental Representations” – the representations and warranties in Section 4.01, Section 4.02, Section 4.03(a), Section 4.05 and Section 4.14.
“GAAP” – United States generally accepted accounting principles as in effect on the Execution Date as consistently applied by Seller.
“Governmental Authority” – any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Hard Consent” – any Consent with respect to which the failure to obtains such Consent would cause (i) the assignment to Buyer of the Assets (or portion thereof affected thereby) to be void or (ii) the termination of a Lease or Material Contract under the express terms thereof; provided, however, that a “Hard Consent” will not include any Consent that, by its terms, cannot be unreasonably withheld.
“Hazardous Substances” – any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals, including any petroleum, waste oil or petroleum constituents or by-products, that are regulated by, or may form the basis of Liability under, any Environmental Laws.
“Hedge Contract” – any Contract to which Seller is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“HSR Act” – as defined in Section 6.08.
“HSR Approval” – approval pursuant to, or the expiration or early termination of applicable waiting periods under, the HSR Act.
“Hydrocarbons” – oil and gas and other hydrocarbons produced or processed in association therewith.
“Imbalances” – (a) any imbalance at the wellhead between (i) the amount of Hydrocarbons produced from the relevant Well and allocated to Seller’s interest therein, and (ii) the amount of Hydrocarbons to which Seller is entitled, together with any appurtenant rights and obligations concerning future in-kind or cash balancing at the wellhead, and (b) any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage or processing facility.
“Income Taxes” – (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise,
Annex I-8

severance, production, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.
“Indemnified Party” – as defined in Section 14.07(a).
“Indemnifying Party” – as defined in Section 14.07(a).
“Indemnity Deductible” – three percent (3%) of the Base Purchase Price.
“Individual Environmental Threshold” – as defined in Section 12.01(e).
“Individual Title Defect Threshold” – as defined in Section 11.02(j).
“Interim Period” – that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.
“Knowledge” – with respect to the Seller, the actual knowledge (without investigation) of the individuals listed on Schedule I-1.
“Law” – any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” – as defined in Section 2.01(a).
“Liabilities” – any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith, in each case, of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not required to be accrued on the financial statements of such Person.
“Material Contracts” – as defined in Section 4.07.
“MMBtu” – one million British Thermal Units.
“Monthly Settlement Price” – the arithmetic average of the prompt month NYMEX Light Sweet Crude Oil futures contract (CME Group product code “CL”, or any successor product code) for all Commodity Business Days during the relevant month.
“Net Acre” –With respect to each Lease identified on Exhibit A, (a) the gross number of mineral acres in the lands covered by such Lease, multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in the lands covered by such Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of such Lease in the lands covered thereby) as to the applicable Subject Depths, multiplied by (c) Seller’s undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses in that Lease; except, that if the items in clause (b) or (c) vary as to different tracts covered by that Lease, then a separate calculation will be done for each such tract. For example, if a Lease in
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which Seller owns an undivided fifty percent (50%) working interest covers a 20-acre tract in which the lessors of such Lease own an undivided one-half (1/2) fee mineral interest as to the Subject Depths and a separate and distinct 40-acre tract in which the lessors of such Lease own an undivided one-fourth (1/4) fee mineral interest as to the applicable Subject Depths, then the Lease would cover ten (10) Net Acres (i.e., (20 × 0.5 × 0.5) + (40 × 0.25 × 0.5) = 10).
“Net Revenue Interest” – with respect to a Well or Lease, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease with respect to the applicable Subject Depths, after giving effect to all Burdens; except that if a Person’s “Net Revenue Interest” in any Well or Lease differs as to any part or depth of such Well or Lease, then a separate calculation will be made as to each such part or depth.
“Nonparty Affiliates” – as defined in Section 16.18.
“NORM” – naturally occurring radioactive material.
“NYSE” – as defined in Section 5.13(d).
“Organizational Documents” – any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreement, limited liability company agreement, bylaws, operating agreement, stockholder’s agreement, voting agreement, or similar formation or governing documents and instruments.
“Other Wells” – as defined in Section 2.01(b).
“Outside Date” – as defined in Section 15.01(c).
“Party” and “Parties” – as defined in the introductory paragraph herein.
“Permits” – means any permits, approvals or authorizations by, or filings with, Governmental Authorities.
“Permitted Encumbrances” –
(m)lessors’ royalties and any overriding royalties, reversionary interests, back-in interests, and other Burdens to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest as to the Subject Depths in any Property below that shown in Exhibit A or Exhibit B for such Property or increase Seller’s Working Interest or Net Acre ownership in any Property above that shown in Exhibit A or Exhibit B, as applicable, as to the Subject Depths for such Property without a corresponding increase in the Net Revenue Interest;
(n)the terms of all Leases, Applicable Contracts, Surface Rights, and any other agreements applicable to the Assets, including provisions for obligations, penalties, suspensions, or forfeitures contained therein, to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest as to the Subject Depths in any Property below that shown in Exhibit A or Exhibit B as to the Subject Depths for such Property or increase Seller’s Working Interest or Net Acre ownership as to the Subject Depths in any Property above that shown in Exhibit A or Exhibit B, as applicable, as to the Subject Depths for such Property without a corresponding increase in Net Revenue Interest;
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(o)rights of first refusal, preferential rights to purchase, and similar rights with respect to the Assets;
(p)Third Person consent requirements and similar restrictions (i) that are not applicable to the sale of the Assets contemplated by this Agreement, (ii) if waivers or consents are obtained from the appropriate Persons prior to the Closing Date, (iii) if the appropriate time period for asserting the right has expired, (iv) that need not be satisfied prior to a transfer of such Asset, (v) which are not Consents; or (vi) that relate to excluded records or other Excluded Assets;
(q)liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;
(r)liens created under the terms of the Leases, Contracts or Surface Rights that, in each case, are for amounts not yet delinquent (including any amounts being withheld as provided by Law);
(s)materialman’s, warehouseman’s, workman’s, carrier’s, mechanic’s, vendor’s, repairman’s, employee’s, contractor’s, operator’s liens, construction liens and other similar liens arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;
(t)all rights to consent, and any required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance;
(u)failure to record Leases issued by an Governmental Authority in the real property, conveyance, or other records of the county in which such Leases are located, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease;
(v)rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;
(w)easements, rights-of-way, covenants, servitudes, permits, surface leases, conditions, restrictions, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, to the extent they do not materially detract from the value of or materially interfere with the use, operation or ownership of the Assets subject thereto or affected thereby (as currently owned and operated);
(x)rights of a common owner of any interest in Surface Rights held by Seller, to the extent that the same do not materially detract from the value of or materially interfere with the use, operation or ownership of the Assets (as currently operated);
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(y)any lien, charge, or other Encumbrance which is expressly waived, assumed, bonded, or paid by Buyer on or prior to Closing or which is discharged by Seller at or prior to Closing;
(z)any lien, charge, or other Encumbrance which has been fully released, barred or discharged by a final order by operation of Section 363(f) or Section 1141(c) of the U.S. Bankruptcy Code or otherwise in connection with the bankruptcy case of a prior owner of the Properties, regardless if evidence of such release or discharge has been filed in the public records or in the counties in which the respective Properties are situated;
(aa)failure to recite marital status in a document or omissions of successors or heirship or estate proceedings, absent affirmative evidence of an actual claim of superior title from a third Person attributable to such matter;
(ab)lack of a survey, unless a survey is required by Law;
(ac)any failure of the records of any Person to reflect sufficient production or operations over any period of time unless the applicable lessor has alleged in writing that such failure has caused the applicable Lease to terminate or expire;
(ad)all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, (iv) to use any Asset in a manner which does not materially impair the use of such Asset for the purposes for which it is currently owned and operated, or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;
(ae)any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension, or employment Laws or regulations;
(af)any other liens, defects, Burdens or irregularities which are (i) based solely on a lack of information in Seller’s files or of record, (ii) based solely on references to any document if a copy of such document is not in Seller’s files or of record, or (iii) the inability to locate an unrecorded instrument of which Buyer has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last five (5) years;
(ag)lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent affirmative evidence of an actual claim of superior title from a third Person attributable to such matter;
(ah)any matter that is capable of being cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches
Annex I-12

or which has existed for more than twenty (20) years and no affirmative evidence shows that another Person has asserted a superior claim of title to the Assets;
(ai)unreleased instruments (including prior oil and gas leases and mortgages) absent specific evidence that such instrument continue in force and effect and constitute a superior claim of title to the applicable Property;
(aj)depth severances or any other change in Seller’s Working Interest, Net Revenue Interest or Net Acre ownership for a Property to the extent that they do not reduce Seller’s Net Acre ownership as to the Subject Depths in, or Net Revenue Interest as to the Subject Depths for, a Property below that shown on Exhibit A or Exhibit B for such Property or increase Seller’s Working Interest for a Well as to the Subject Depths beyond that shown on Exhibit B for such Well without a corresponding increase in Seller’s Net Revenue Interest for such Well above that shown for such Well on Exhibit B;
(ak)calls on production under existing Applicable Contracts, provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;
(al)any defect arising from (i) any Lease having no pooling provision, or an inadequate horizontal pooling provision or (ii) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any Lease;
(am)with respect to any Well drilled across any tract of land that is not pooled or unitized, or drilled across two or more Units, (i) the failure to execute production sharing agreements (or other agreements specifying an agreed upon allocation of production of Hydrocarbons from such Well) with any of the affected Working Interest owners or royalty interest owners owning interests in the tracts within the areas traversed by such Well or (ii) any claim that the method of allocation of production of Hydrocarbons from such Well used by Seller or its predecessors in interest incorrectly allocates such production between the tracts within the areas traversed by such Well (or the Working Interest owners or royalty interest owners owning interests in such tracts) absent an affirmative written claim by a Working Interest owner or royalty interest owner expressly alleging that such method of allocation is incorrect;
(an)any matters reflected on Exhibit A, Exhibit B, or Schedule I-2; and
(ao)any liens, charges, Encumbrances, defects, or irregularities which (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of, the Assets subject thereto or affected thereby (as currently used or owned) and (ii) would be accepted or waived by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties.
“Person” – any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
“Personal Property” – as defined in Section 2.01(f).
Annex I-13

“Phase I Environmental Assessment” – a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13) or any other visual site assessment or review of records, reports or documents, including an evaluation of the Assets’ compliance with Environmental Laws.
“Preferential Purchase Right” – as defined in Section 4.09.
“Preliminary Settlement Statement” – as defined in Section 3.03.
“Proceeding” – any proceeding, action, arbitration, litigation, subpoena, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Properties” – the Units, Wells and Leases.
“Property Expenses” – as defined in Section 2.03.
“Reasonable Documentation” – with respect to any Title Defect asserted by Buyer pursuant to Section 11.02(a) or, after Closing, with respect to Seller’s Special Warranty of title contained in the Assignment:
(ap)a copy of any available title opinion or landman’s title report describing the asserted Title Defect;
(aq)a copy of the relevant document to the extent the alleged Title Defect arises from a document;
(ar)the real property conveyance preceding and following a gap in the chain of title or a title opinion describing the gap in reasonable detail, to the extent the basis of the alleged Title Defect arises from a gap in Seller’s chain of title;
(as)a copy of the document creating or evidencing the Encumbrance or lien, to the extent the basis of the alleged Title Defect is an Encumbrance or lien; and
(at)any other documents reasonably necessary for Seller or the Title Arbitrator (as well as any title attorney, examiner or environmental consultant hired by such Persons) to verify and confirm the existence of the Title Defect or to confirm the Title Defect Amount with respect to such alleged Title Defect.
“Records” – as defined in Section 2.01(j).
“Reference Price” – the volume weighted average share price of shares of SilverBow Common Stock on the NYSE (as reported by Bloomberg L.P. under the function “VWAP”) for the thirty (30) consecutive trading Business Days ending on and including the first (1st) trading Business Day preceding the Closing Date.
“Reference Rate” means a rate of interest equal to the lesser of (x) eight percent (8%) and (y) if such rate is contrary to any applicable Law, the maximum rate permitted by such Law, in each case, calculated on a daily basis from the Earn-Out Consideration Due Date until the date of actual payment.
Annex I-14

“Remediation” – the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions to the extent required under Environmental Laws to correct or remove an Environmental Defect.
“Remediation Amount” – with respect to an Environmental Defect, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost (net to Seller’s interest prior to the consummation of the Transactions) of the lowest cost Remediation of such Environmental Defect that is reasonably available as of the Effective Time (considered as a whole, taking into consideration any material impacts such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response). For the avoidance of doubt, the term “Remediation Amount” will not include amounts for any Remediation activities conducted by Seller.
“Retained Liabilities” – as defined in Section 14.01(b).
“SCADA Equipment” – all SCADA equipment, fixtures and personal property to the extent located on the Leases or Wells; on the condition that the “SCADA Equipment” will not include (a) any software or programs used in connection therewith or (b) any towers or any related equipment, fixtures and personal property.
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Filings” as defined in Section 5.14(a).
“Securities Act” – the Securities Act of 1933.
“Seller” – as defined in the introductory paragraph of this Agreement.
“Seller Indemnified Parties” – as defined in Section 14.03.
“Seller Material Adverse Effect” – an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Assets taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Seller to consummate the Transactions and perform its obligations hereunder; provided, however, that a Seller Material Adverse Effect will not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the Transactions; (b) any action or omission of Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities (including cyber-attacks) or war or any similar disorder or any escalation, worsening or diminution of any of the foregoing; (h) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or Teal’s, Castlerock’s or any of their respective Affiliates’ compliance therewith (i) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (j) a
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change in Laws, regulatory policies, GAAP or other applicable accounting rules, and any interpretations thereof from and after the Execution Date; (k) any reclassification or recalculation of reserves in the ordinary course of business; (l) changes in the prices of Hydrocarbons; and (m) natural declines in well performance.
“Seller Taxes” – (a) Income Taxes imposed on Seller, and (b) Asset Taxes allocable to Seller pursuant to Section 13.01 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (i) the adjustments to the Base Purchase Price made pursuant to Sections 3.02, 3.03 or 3.04, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 13.01(c)).
“Seller’s Certificate” – as defined in Section 9.03(j).
“Seller’s Designees” – the Persons owning, directly or indirectly through ownership of equity interests in one or more other Person, equity interests in any of Teal or Castlerock.
“Settlement Amount” – (a) in the event that the Final Price is more than the Adjusted Purchase Price set forth on the Preliminary Settlement Statement, an amount in Dollars equal to the Final Price minus the Adjusted Purchase Price set forth on the Preliminary Settlement Statement; or (b) in the event that the Adjusted Purchase Price set forth on the Preliminary Settlement Statement is more than the Final Price, an amount in Dollars equal to the Adjusted Purchase Price set forth on the Preliminary Settlement Statement minus the Final Price.
“SilverBow” – as defined in the Preamble.
“SilverBow Common Stock” – means the common stock, par value $0.01 per share, of SilverBow.
“SilverBow Preferred Stock” – as defined in Section 5.12(a).
“Special Warranty” – as defined in Section 11.01(b).
“Stock Consideration” – as defined in Section 3.01(a).
“Straddle Period” – any Tax period beginning before and ending on or after the Effective Time.
“Subject Depths” – (a) with respect to any Lease and unless otherwise set forth on Exhibit A, the Austin Chalk and Eagle Ford formations, and (b) with respect to any Well, the formation or formations currently being produced by such Well.
“Subsequent Closing” – as defined in Section 9.05.
“Subsidiary” – with respect to any Person, any other Person Controlled by such first Person, directly or indirectly, through one or more intermediaries.
“Surface Rights” – as defined in Section 2.01(e).
“SWT Survival Period” – the period of time commencing as of the Closing Date and ending at 5:00 p.m. (Central Time) twenty-four (24) months after the Closing Date.
“Target Closing Date” – as defined in Section 9.05.
Annex I-16

“Tax Return” – any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxes” – any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto.
“Teal” – as defined in the introductory paragraph to this Agreement.
“Third Party” – any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Party Claim” – as defined in Section 14.07(b).
“Threatened” a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors, or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
“Title Arbitrator” – as defined in Section 11.02(j).
“Title Benefit” – any right, circumstance or condition that:
(au)with respect to any Well shown on Exhibit B, operates to (i) increase the Net Revenue Interest of Seller, as identified on Exhibit B, or (ii) decrease the Working Interest of Seller without a proportionate or greater decrease in the Net Revenue Interest of Seller, as identified on Exhibit B, in each case, in the depths currently being produced by such Well;
(av)with respect to any Lease shown on Exhibit A, operates to decrease the Burdens as identified on Exhibit A for such Lease as to the Subject Depths; or
(aw)with respect to the Leases shown on Exhibit A, entitles Seller to more than the Net Acres set forth on Exhibit A as to the Subject Depths.
“Title Benefit Amount” – as defined in Section 11.02(e).
“Title Benefit Notice” – as defined in Section 11.02(b).
“Title Benefit Property” – as defined in Section 11.02(b).
“Title Claim Date” – as defined in Section 11.02(a).
“Title Defect” – any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Leases and the Wells as of the Effective Time and as of the Title Claim Date.
Annex I-17

“Title Defect Amount” – as defined in Section 11.02(g).
“Title Defect Notice” – as defined in Section 11.02(a).
“Title Defect Property” – as defined in Section 11.02(a).
“Transaction Documents” – those documents executed pursuant to or in connection with this Agreement.
“Transactions” – the transactions contemplated by this Agreement or any Transaction Document.
“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding (a) all related documentary, filing and recording fees and expenses and (b) Income Taxes) arising out of, or in connection with, the transfer of the Assets pursuant to this Agreement.
“Treasury Regulations” – the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations will be deemed to include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” – as defined in Section 2.01(c).
“Unobtained Hard Consent” – as defined in Section 11.04(a).
“Wells” – as defined in Section 2.01(b).
“Willful Breach” – with respect to either Party, (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party, which act or failure to act constitutes in and of itself a material breach of any covenant set forth in this Agreement and which was undertaken with the actual knowledge of such Party that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such Party to consummate the Transactions after all conditions to such Party’s obligations in Article VII or Article VIII, as applicable, have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur).
“Working Interest” – with respect to a well or lease, the interest in such well or lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such well or lease, but without regard to the effect of any Burdens; except, that if a Person’s “Working Interest” in any well or lease differs as to any part or depth, then a separate calculation shall be made as to each such part or depth.
Annex I-18